UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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NEWBRIDGE BANCORP

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NEWBRIDGE BANCORP
1501 Highwoods Boulevard, Suite 400
Greensboro, North Carolina 27410

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 13, 2008

To the Shareholders of NewBridge Bancorp:
     Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of NewBridge Bancorp (the “Corporation”) will be held as follows:

Place:	Joseph S. Koury Convention Center Colony Room 3121 High Point Road Greensboro, North Carolina 27407

Date:	May 13, 2008

Time:	10:00 a.m., Eastern Daylight Saving Time
     The purposes of the Annual Meeting are to consider and act upon the following proposals:
1.	To elect four (4) members of the Board of Directors;

2.	To ratify the appointment of Grant Thornton LLP as the Corporation’s registered independent public accounting firm for the fiscal year ending December 31, 2008; and

3.	To consider such other business as may properly come before the meeting.
     Shareholders of record at the close of business on March 18, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. We urge you to attend the Annual Meeting. It is extremely important that your shares be represented regardless of the number you own. Whether or not you expect to be present at the Annual Meeting, please sign and return your proxy to us in the enclosed envelope at your earliest convenience. Unless you indicate to the contrary, your proxy will be cast (1) FOR the nominees for director named in the accompanying Proxy Statement and (2) FOR the ratification of the appointment of Grant Thornton LLP as the Corporation’s registered independent public accounting firm for the fiscal year ending December 31, 2008, each as described in more detail in the accompanying Proxy Statement. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. In the event that you attend the meeting in person, you may revoke your proxy and vote your shares in person.
     This 7th day of April, 2008.
Yours very truly,
Robert F. Lowe
Chairman and
Chief Executive Officer

PROXY STATEMENT

Annual Meeting of Shareholders
To Be Held on May 13, 2008

     This Proxy Statement is being mailed to our shareholders on or about April 7, 2008 for solicitation of proxies by the Board of Directors (the “Board”) of your Corporation, NewBridge Bancorp. Our principal executive offices are located at 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410.
     In this Proxy Statement, terms such as “we,” “us,” “our” and the “Corporation” refer to NewBridge Bancorp. The term “Bank” means NewBridge Bank, our wholly-owned, North Carolina-chartered bank subsidiary. The terms “you” and “your” refer to the shareholders of the Corporation.
     Fiscal year 2007 was an eventful year for us. On February 26, 2007, we entered into an Agreement and Plan of Merger for a Merger of Equals (the “Agreement”) with FNB Financial Services Corporation (“FNB”) pursuant to which FNB merged with and into us (the “Merger”), and FNB’s wholly-owned subsidiary, FNB Southeast (“FNB Southeast”), merged with and into our wholly-owned subsidiary, the Bank (the “Bank Merger”). Upon the consummation of the Merger, each share of the common stock of FNB issued and outstanding at the effective time of the Merger was converted into and exchanged for the right to receive 1.07 shares of our common stock (“Common Stock”). The Merger became effective on July 31, 2007, and at that time we changed our name from LSB Bancshares, Inc. (“LSB”) to NewBridge Bancorp. Our Common Stock continues to trade on the Nasdaq Global Select Market of the Nasdaq Stock Market, LLC (“Nasdaq GS”) under the symbol “NBBC.” Immediately upon completion of the Merger, the former shareholders of FNB owned approximately 47.4% of our issued and outstanding Common Stock and the former LSB shareholders owned approximately 52.6% of our issued and outstanding Common Stock at that time. The Bank Merger was effective on November 13, 2007, and at that time we changed the name of the Bank from Lexington State Bank (“LSB Bank”) to NewBridge Bank.
INFORMATION ABOUT THE ANNUAL MEETING
     Your vote is very important. For this reason, our Board is requesting that you allow your Common Stock to be represented at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) by the proxies named on the enclosed proxy card.

When is the Annual Meeting?	May 13, 2008 at 10:00 a.m., Eastern Daylight Saving Time

Where will the Annual Meeting be held?	At the Joseph S. Koury Convention Center, Colony Room, 3121 High Point Road, Greensboro, North Carolina

What items will be voted on at the Annual Meeting?	1.	ELECTION OF DIRECTORS. To elect four directors to serve until the 2009 Annual Meeting of Shareholders;

	2.	RATIFICATION OF THE REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM. To ratify the appointment of Grant Thornton LLP as the Corporation’s registered independent public accounting firm for the fiscal year ending December 31, 2008; and

3.	OTHER BUSINESS. To consider any other business as may properly come before the Annual Meeting or any adjournment.

Who can vote?
Only holders of record of our Common Stock at the close of business on March 18, 2008 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On March 18, 2008, there were 15,669,268 shares of our Common Stock outstanding and entitled to vote and approximately 3,545 shareholders of record. Each share of Common Stock entitles the owner to one vote on each matter calling for a vote of shareholders at the Annual Meeting. There is no other class of voting stock outstanding.

How do I vote by proxy?
You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. The shares represented by a proxy card will be voted as the Annual Meeting if the proxy card is properly signed, dated and received by ComputerShare, our transfer agent, prior to the time of the Annual Meeting. You may also vote your shares over the Internet or by using a toll-free number. You should refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see what voting options are available to you.

If you return your signed proxy card before the Annual Meeting, the proxies will vote your shares as you direct. Michael S. Albert, a director of the Corporation and the Bank, and Barry Z. Dodson, the Vice Chairman of the Corporation and the Bank, have been appointed proxies by the Board of Directors.

The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Saving Time, on May 12, 2008. If you vote over the Internet you may incur costs, such as telephone, and Internet access charges for which you will be responsible. If you are interested in voting via the Internet or telephone, specific instructions are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your instructions have been properly recorded. In the event that the proxy card does not reference Internet or telephone voting information because you are not the registered owner of the shares, please complete and return the proxy card in the self-addressed, postage-paid envelope provided.

If a shareholder is a participant in the NewBridge Bancorp Direct Stock Purchase Plan (the “Direct Stock Purchase Plan”) or a participant in the NewBridge Bancorp Employees’ 401(k) Plan (the “401(k) Plan”), the proxy represents the number of shares of Common Stock in the shareholder’s Direct Stock

Purchase Plan account or the number of shares of Common Stock in the shareholder’s account under the 401(k) Plan, as applicable, and the number of shares of Common Stock held of record directly by the shareholder. Shares allocated to participant accounts in the 401(k) Plan will be voted by the trustee of the 401(k) Plan in accordance with the instructions received from participants who timely return their proxy cards to ComputerShare or timely indicate their voting instructions pursuant to the Internet or telephone voting procedures. Shares of Common Stock held under the 401(k) Plan for which no voting instructions are received will be voted by the trustee in the same proportion as the shares held under that plan for which voting instructions are received. Shareholders’ voting instructions with respect to shares of Common Stock held under the 401(k) Plan will be held in strict confidence.

For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For each other item of business, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting. If a nominee for election as a director becomes unavailable for election at any time at or before the Annual Meeting, the proxies will vote your shares for a substitute nominee.

If you return your signed proxy card but do not specify how you want to vote your shares, the proxies will vote them “FOR” the election of all of our nominees and “FOR” the ratification of the appointment of Grant Thornton LLP. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.

If your shares are held in the name of a broker or other nominee (i.e., held in “street name”), you will need to obtain a proxy instruction form from the broker holding your shares and return the form as directed by your broker.

We are not aware of any other matters to be brought before the Annual Meeting. If matters other than those discussed above are properly brought before the Annual Meeting, the proxies may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?
You can change or revoke your proxy at any time before it is voted at the Annual Meeting in any of three ways: (1) by delivering a written notice of revocation to ComputerShare; (2) by delivering another properly signed proxy card to ComputerShare with a more recent date than that of the proxy first given; or (3) by attending the Annual Meeting and voting in person. You should deliver your written notice or superceding proxy to ComputerShare at the address noted on the proxy card. If you vote by telephone or Internet, you may also revoke your proxy or change your vote with a timely and valid later telephone or Internet vote, as the case may be.

How many votes can I cast?
You are entitled to one vote for each share held of record on March 18, 2008 on each nominee for election and each other matter presented for a vote at the Annual Meeting. You may not vote your shares cumulatively in the election of directors.

How many votes are required to approve the proposals?
Director nominees will be elected by the affirmative vote of the majority of votes cast at the Annual Meeting, with a plurality vote standard for a contested director election, that is, when the number of director nominees exceeds the number of Board seats for which elections are being held. Accordingly, the withholding of authority by a shareholder (including broker non-votes) with respect to the election of one or more directors will be counted in computing a majority and thus will have an effect on the results of the election of such nominees.

The proposal to ratify the appointment of the Corporation’s registered independent public accounting firm for the fiscal year ending December 31, 2008 will be approved if the votes cast in favor exceed the votes cast in opposition. Abstentions and broker non-votes will not be included in determining the number of votes cast on the proposal and, accordingly, will have no effect on the outcome of such vote. If shareholders do not ratify the appointment of Grant Thornton LLP as the Corporation’s registered independent public accounting firm for the fiscal year ending December 31, 2008, the Audit Committee will reconsider that appointment.

Any other matters properly coming before the Annual Meeting for a vote will require for approval a vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on that matter.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted for purposes of determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum at the Annual Meeting and any adjournment thereof.

A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular matter because the nominee does not have discretionary authority on that matter and has not received instructions from the owner of the shares.

In the event there are insufficient votes present at the Annual Meeting for a quorum or to approve or ratify any proposal, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

What constitutes a “quorum” for the Annual Meeting?
A majority of the outstanding shares of our Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitutes a quorum (a quorum is necessary to conduct business at the Annual Meeting). Your shares will be considered part of the quorum if you have voted by proxy. Once a share is represented for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the remainder of the Annual Meeting and for any adjournment. Abstentions, broker non-votes and votes withheld from any director nominee count as shares present at the Annual Meeting for purposes of determining a quorum.

Who pays for the solicitation of proxies?
We will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies. In addition to solicitation by mail, our officers, directors and regular employees, as well as those of the Bank, may make solicitations personally, by telephone or otherwise without additional compensation for doing so. We reserve the right to engage a proxy solicitation firm to assist in the solicitation of proxies for the Annual Meeting. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

When are proposals for the 2009 Annual Meeting of Shareholders due?
It is presently anticipated that the 2009 Annual Meeting of Shareholders of the Corporation will be held in May of 2009. To be considered for inclusion in the proxy solicitation materials of the Board for the 2009 Annual Meeting of Shareholders, proposals must be received by the Secretary of the Corporation at our principal executive offices at 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410 (or at P. O. Box 18807, Greensboro, North Carolina 27419) no later than December 1, 2008. To be eligible for inclusion, a proposal must comply with our Bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Any proposal not intended to be included in the proxy statement for the 2009 Annual Meeting of Shareholders, but intended to be presented from the floor at that Annual Meeting, must have been received by us at our principal executive offices listed above no later than February 1, 2009.

PROPOSAL I
ELECTION OF DIRECTORS
     The NewBridge Bylaws provide for a Board of Directors consisting of not less than nine and not more than 24 directors, the number to be determined by resolution of a majority of the Board or by resolution properly adopted by the shareholders at a shareholder meeting. At the 2007 Annual Meeting of Shareholders held on July 25, 2007 (the “2007 Annual Meeting”), the shareholders approved an amendment to the Bylaws which eliminated the classified structure of the Board and allowed for the annual election of directors in the future. Under the amendment, current directors would serve for their elected terms. Thus, beginning with the Annual Meeting of Shareholders in 2010, all directors will be elected annually.
     In connection with the Merger, five directors retired from the Board effective July 31, 2007. The five directors who retired from the Board were Leonard H. Beck, Samuel R. Harris, Walter A. Hill, Sr., David A. Smith, and Robert B. Smith, Jr. Pursuant to the terms of the Agreement and in connection with the Merger, we agreed that upon completion of the Merger, our Board would consist of 20 directors, ten of our former directors designated by us and ten former FNB directors designated by FNB. We agreed to appoint the FNB designees to either one, two or three year terms in such a manner that (i) the number of former FNB directors serving one year terms would be the same as the number of our remaining directors serving one year terms, (ii) the number of former FNB directors serving two year terms would be the same as the number of our remaining directors serving two year terms and (iii) the number of former FNB directors serving three year terms would be the same as the number of our remaining directors serving three year terms. From and after the completion of the Merger until our 2009 Annual Meeting of Shareholders, if there is a vacancy created by the cessation of service of one of our designees, a majority of our remaining designees will propose a nominee to the Corporate Governance and Nominating Committee of the Board to fill the vacant position, and if there is a vacancy created by the cessation of service of one of the FNB designees, a majority of the remaining FNB designees will propose a nominee to the Corporate Governance and Nominating Committee of the Board to fill the vacant position. In addition, we agreed that from and after the completion of the Merger until our 2009 Annual Meeting of Shareholders, each of the committees of the Board would be comprised of an equal number of our former directors and the former FNB directors. It was also agreed upon that Mr. Lowe, Mr. Dodson and Mr. Ridgill would serve on the Executive Committee of the Board. During such period, Mr. Lowe would serve as the Chairman of the Executive Committee, and Mr. Dodson would serve as Vice Chairman of the Executive Committee. In the event Mr. Lowe, Mr. Dodson or Mr. Ridgill ceases to be a director of the Corporation during such two year period or they were unable to assume or continue in the designated positions during such periods, as applicable, we agreed that (i) one of our former directors selected by our former directors would succeed Mr. Lowe for the remainder of such period as Chairman of the Board and the Executive Committee, (ii) a former FNB director selected by the former FNB directors would succeed Mr. Dodson for the remainder of such period as Vice Chair of the Board and the Executive Committee and as lead independent director of the Corporation, or (iii) a former FNB director selected by the former FNB directors would succeed Mr. Ridgill for the remainder of such period as a member of the Executive Committee.
     Based on the Agreement as outlined above, there are four nominees for election as directors, each recommended by the Corporate Governance and Nominating Committee and nominated by the Board to serve for a one year term expiring at the 2009 Annual Meeting of Shareholders. All four of the director nominees currently serve as directors of the Corporation.
     The persons named as proxies in the accompanying proxy card intend to vote for the nominees named below. Such nominees have consented to serve as directors of the Corporation if elected. If, at the time of the Annual Meeting, any of such nominees are unable or unwilling to serve, the discretionary authority provided in the accompanying proxy card will be exercised to vote for such other person or persons for the office of director as may be nominated by the Board. Proxies cannot be voted for a greater number of nominees than the number named in this proxy statement.
     Additional information about each of the nominees and the other directors is provided below. The number of years of service on the Board indicated by the following tables includes service on the Board, the FNB Board of

Directors, the FNB Southeast Board of Directors, and the Bank Board of Directors prior to the Merger. The age of each director is as of March 18, 2008.
NOMINEES FOR ELECTION AS A DIRECTOR TO SERVE UNTIL THE 2009 ANNUAL MEETING

			Principal Occupation
Name and Age	Age	Director Since	for Past Five Years

Gary G. Blosser	60	1999	President and Co-owner, Shenandoah Landscape Services, Inc. and Glen-Gary, Inc.

Burr W. Sullivan	61	1987	Former President and owner, Dorsett Printing and Lithograph Corporation.

John F. Watts	49	2005	Owner, Watts Realty.

Kenan C. Wright	55	1990	President, The Wright Co. of N.C., Inc. (general contractor).
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AS
DIRECTORS, EACH TO SERVE UNTIL THE 2009 ANNUAL MEETING
INCUMBENT DIRECTORS SERVING UNTIL THE 2009 ANNUAL MEETING

			Principal Occupation
Name	Age	Director Since	for Past Five Years

J. David Branch	61	2006	Ophthalmologist in private practice.

C. Arnold Britt	58	1985	President and owner, Carolina Apothecary, Inc., Belmont Pharmacy, Inc. and RxCare, Inc.

Alex A. Diffey, Jr.	58	2006
Independent banking consultant. Previously Interim Chief Credit Officer of FNB Southeast between October 2005 and January 2007. Previously, a consultant with Thurmand Clower & Associates, specializing in loan portfolio reviews, and prior to that, an employee of First Union National Bank (now known as Wachovia Bank) for 32 years in various commercial lending, loan administration and capital markets positions, including Chief Credit Officer and Senior Vice President of First Union National Bank of South Carolina and a Senior Vice President and Senior Credit Officer of Wachovia Securities.

Barry Z. Dodson	59	1997	Certified public accountant and owner of Barry Z. Dodson CPA, PLLC; Vice Chairman of the Board of the Corporation since August 2007.

Joseph H. Kinnarney	54	1988	Doctor of Veterinary Medicine; President and owner, Reidsville Veterinary Hospital, Inc., Bel-Air Veterinary Hospital, Mebane Veterinary Hospital and Greensboro Pet Spa & Resort, Inc.

Robert F. Lowe	65	1983	Chairman and CEO of the Corporation; Chairman of the Bank; Chairman of Peoples Finance Company of Lexington, Inc., a subsidiary of the Bank.

Pressley A. Ridgill	55	2005
President and Director of the Corporation; President, CEO and Director of the Bank; President and Director of Peoples Finance Company of Lexington, Inc., a subsidiary of the Bank. Previously, President, CEO and Director of FNB and FNB Southeast.

Mary E. Rittling	58	2006	President, Davidson County Community College.

G. Alfred Webster	59	2006	Retired; Director and Chair of the Executive Committee, Unifi, Inc.; former Executive Vice President, Unifi, Inc.

Julius S. Young, Jr.	60	1988	President, Jay Young Management, Inc. (asset management).
INCUMBENT DIRECTORS SERVING UNTIL THE 2010 ANNUAL MEETING

			Principal Occupation
Name	Age	Director Since	for Past Five Years

Michael S. Albert[1]	53	1995
Vice President—Marketing/Consultant, Stanley Benefit Services, Inc.; President, CEO and Director, Billings Transportation Group, Inc.; Treasurer, Cargo Carriers, Inc.; Vice President, Metro Motor Express, Inc.; President, CEO and Director, Billings Express, Inc.; Vice President and Director, Billings Freight Systems, Inc.

Robert C. Clark	53	2005	President and owner, FTS/Leesona (manufacturer, textile machinery); member, Winston-Salem City Council.

Robert V. Perkins	52	2005	President and co-owner, NAI Piedmont Triad (commercial real estate services); member, Greensboro City Council.

E. Reid Teague	58	2002	President and owner, Eden Oil Co., Inc.

John W. Thomas III	59	2004	President, Riverwood Inc. (specialty furniture manufacturer) since January 2004. Previously, President and CEO, Thomas Built Buses, Inc.

Elizabeth S. Ward	47	2007	Chief Financial Officer and Treasurer, The Moses H. Cone Memorial Hospital.

[1]	Billings Transportation Group, Inc., Billings Freight Systems, Inc., Billings Express, Inc. and Metro Motor Express, Inc. filed for voluntary bankruptcy under Chapter 7 in September of 2006.

     All members of the Board are “independent” as defined under the rules and listing standards of the Nasdaq GS other than Mr. Lowe and Mr. Ridgill. All members of the Compensation Committee, the Audit Committee and the Corporate Governance and Nominating Committee are “independent” as defined under the rules and listing standards of the Nasdaq GS.
Who Serves on the Board of Directors of the Bank?
     The Bank currently has a twenty member board of directors which is comprised of the same persons who are directors of the Corporation. Those persons elected to the Board at the Annual Meeting will also be elected by the Corporation as directors of the Bank.
How Much Common Stock do our Directors and Executive Officers Own?
     The following table sets forth information as of March 18, 2008 concerning the beneficial ownership of Common Stock of each director and each named executive officer who held office during 2007 and by all directors and named executive officers as a group. Management is aware of no person who beneficially owns more than five percent of the outstanding shares of Common Stock. According to rules promulgated by the SEC, a person is the “beneficial owner” of securities if the person has or shares the power to vote them or to direct their investment, or has the right to acquire ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise.

Name of	Amount and Nature of		Percentage of
Beneficial Owner	Beneficial Ownership[1]		Class[2]

Michael S. Albert	15,812	[3]	*
Leonard H. Beck	16,116	[4]	*
Gary G. Blosser	51,157	[5]	*
J. David Branch	6,295		*
C. Arnold Britt	122,535	[6]	*
Robert C. Clark	6,599	[7]	*
Alex A. Diffey, Jr.	3,070		*
Barry Z. Dodson	88,895	[8]	*
Samuel R. Harris	6,251	[9]	*
Walter A. Hill, Sr.	26,278	[10]	*
Joseph H. Kinnarney	100,623	[11]	*
Robert F. Lowe	143,376	[12]	*
Monty J. Oliver	66,002	[13]	*
Robert V. Perkins	28,054	[14]	*
Pressley A. Ridgill	152,124	[15]	*
Mary E. Rittling	3,018	[16]	*
Michael W. Shelton	50,256	[17]	*
H. Franklin Sherron, Jr.	82,299	[18]	*
David A. Smith	23,739	[19]	*
Robert B. Smith, Jr.	20,384	[20]	*
Burr W. Sullivan	14,494	[21]	*
E. Reid Teague	57,053	[22]	*
John W. Thomas III	5,231	[23]	*
Elizabeth A. Ward	107		*
John F. Watts	11,739	[24]	*
G. Alfred Webster	1,527		*
Kenan C. Wright	100,375	[25]	*
Julius S. Young, Jr.	43,871	[26]	*
Directors and Executive Officers as a Group (28 total)	1,247,280		7.96%

*	Represents less than 1% of the issued and outstanding Common Stock.

(1)	Unless otherwise noted, all shares are owned directly of record by the named individuals.

(2)	Based upon 15,669,268 shares outstanding as of March 18, 2008. Assumes the exercise of only those stock options held as of March 18, 2008 with respect to the designated recipients.

(3)
With respect to Mr. Albert, the amount includes (a) 2,250 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; and (b) 748 shares owned by a trust for the benefit of Mr. Albert’s son, for which Mr. Albert is the trustee.

(4)	With respect to Mr. Beck, the amount includes 2,250 shares that may be exercised within 60 days under the Comprehensive Benefit Plan.

(5)
With respect to Mr. Blosser, the amount includes (a) 41,795 shares that may be exercised within 60 days under the FNB Omnibus Plan; and (b) 6,918 shares owned by Mr. Blosser’s mother over which Mr. Blosser has a power of attorney.

(6)	With respect to Mr. Britt, the amount includes (a) 70,215 shares that may be exercised within 60 days under the FNB Omnibus Plan; and (b) 554 shares held by Mr. Britt’s wife.

(7)
With respect to Mr. Clark, the amount includes (a) 1,000 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 375 shares held by Mr. Clark as custodian for Mr. Clark’s daughter; and (c) 375 shares held by Mr. Clark as custodian for Mr. Clark’s son.

(8)
With respect to Mr. Dodson, the amount includes (a) 58,930 shares that may be exercised within 60 days under the FNB Omnibus Plan; (b) 394 shares held jointly with Mr. Dodson’s wife; (c) 2,566 shares held by Mr. Dodson’s wife, (d) 6,689 shares held jointly with Mr. Dodson’s daughter, and (e) 2,246 shares held by Mr. Dodson’s daughter.

(9)	With respect to Mr. Harris, the amount includes 2,250 shares that may be exercised within 60 days under the Comprehensive Benefit Plan.

(10)
With respect to Mr. Hill, the amount includes (a) 2,250 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 3,848 shares held jointly with Mr. Hill’s wife; (c) 2,987 shares held by Mr. Hill’s wife; (d) 805 shares held by the Bank as custodian for Mr. Hill’s wife, and (e) 1,395 shares held by Hill Oil Company, Inc., of which Mr. Hill is the CEO.

(11)	With respect to Mr. Kinnarney, the amount includes 70,215 shares that may be exercised within 60 days under the FNB Omnibus Plan.

(12)	With respect to Mr. Lowe, the amount includes (a) 68,000 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; and (b) 10,000 shares held by Mr. Lowe’s wife.

(13)	With respect to Mr. Oliver, the amount includes (a) 35,000 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; and (b) 94 shares held by Mr. Oliver’s wife.

(14)	With respect to Mr. Perkins, the amount includes 18,725 shares that may be exercised within 60 days under the FNB Omnibus Plan.

(15)	With respect to Mr. Ridgill, the amount includes 120,369 shares that may be exercised within 60 days under the FNB Omnibus Plan.

(16)	With respect to Mrs. Rittling, the amount includes 2,000 shares held by Mrs. Rittling’s husband.

(17)	With respect to Mr. Shelton, the amount includes 45,888 shares that may be exercised within 60 days under the FNB Omnibus Plan.

(18)
With respect to Mr. Sherron, the amount includes (a) 35,000 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 11,441 shares held by a limited partnership in which Mr. Sherron’s wife is a limited partner; and (c) 6,040 shares held by certain trust for the benefit of Mr. Sherron’s sons, for which Mr. Sherron is the trustee. Mr. Sherron resigned from all capacities with the Corporation and the Bank effective September 30, 2007.

(19)	With respect to Mr. David A. Smith, the amount includes (a) 2,250 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; and (b) 328 shares held by Mr. Smith’s wife.

(20)	With respect to Mr. Robert B. Smith, Jr., the amount includes 2,250 shares that may be exercised within 60 days under the Comprehensive Benefit Plan.

(21)
With respect to Mr. Sullivan, the amount includes (a) 2,250 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 3,202 shares held by Mr. Sullivan’s wife; and (c) 477 shares held by the Bank as custodian for Mr. Sullivan’s wife.

(22)
With respect to Mr. Teague, the amount includes (a) 35,110 shares that may be exercised within 60 days under the FNB Omnibus Plan; (b) 835 shares held by Mr. Teague’s wife; and (c) 333 shares held by Mr. Teague’s daughter.

(23)
With respect to Mr. Thomas, the amount includes (a) 2,250 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; and (b) 1,350 shares held in a revocable trust for which Mr. Thomas’ wife is the trustee.

(24)
With respect to Mr. Watts, the amount includes (a) 1,000 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 598 shares held by Mr. Watts as custodian for Mr. Watts’ daughter; and (c) 64 shares held by Mr. Watts as custodian for Mr. Watts’ son.

(25)	With respect to Mr. Wright, the amount includes 70,215 shares that may be exercised within 60 days under the FNB Omnibus Plan.

(26)	With respect to Mr. Young, the amount includes 2,250 shares that may be exercised within 60 days under the Comprehensive Benefit Plan.
Executive Officers of the Corporation
     Robert F. Lowe (age 65 as of March 18, 2008) is the Chairman and CEO of the Corporation and the Chairman of the Bank. Mr. Lowe joined the Bank in 1970 and was elected Vice President in 1973. He was elected Senior Vice President of the Bank in 1980 and Executive Vice President of the Corporation in 1982. On January 1, 1984, he was elected President and CEO of the Corporation and the Bank, and on January 1, 1990, Mr. Lowe was elected Chairman of both the Corporation and the Bank.
     Pressley A. Ridgill (age 55 as of March 18, 2008) is the President and a Director of the Corporation and the President, CEO and a Director of the Bank. Prior to the Merger, Mr. Ridgill was the President, CEO and a Director of FNB and FNB Southeast. He joined FNB in November 2000 as the Chief Operating Officer, was elected President in November of 2005 and CEO in February 2006. Mr. Ridgill’s responsibilities as the President and CEO of FNB included the general oversight and management of FNB Southeast and its personnel. Specific duties included the responsibility for safety and soundness of FNB Southeast, working with the CFO of FNB to monitor financial reporting and accounting, monitoring the operations of FNB Southeast and the quality of loans, business development and loan generation, and planning and implementation of FNB Southeast’s business plan.
     Michael W. Shelton (age 46 as of March 18, 2008) is the Executive Vice President and CFO of the Corporation and the Bank. Prior to the Merger, Mr. Shelton was the CFO of FNB and FNB Southeast. He joined FNB in June 1996 as Vice President and Controller, was elected Senior Vice President in August 1998, CFO in January 2000, and Executive Vice President in July 2006. Mr. Shelton’s responsibilities as Executive Vice President and CFO of FNB included oversight of financial reporting and ensuring financial controls were developed and implemented so as to provide accurate information that was essential to the growth and financial soundness of FNB Southeast.
How Often Did our Board Meet During 2007?
     During 2007, the Board held 15 meetings. During 2007, each director attended at least 75% of the aggregate Board meetings held during the period for which such person was a director of the Corporation and the total number of meetings held by all committees of the Board on which such director served (and were held during the period for which the person so served). Our policy requires that, in the absence of an unavoidable conflict, all directors are expected to attend the Annual Meeting. At the 2007 Annual Meeting, every member of the then current Board was in attendance.
Corporate Governance
     On September 18, 2007, the Corporate Governance and Nominating Committee reviewed the Corporate Governance Guidelines (the “Governance Guidelines”) and made several recommendations for revisions to the Governance Guidelines to reflect the Merger, the change in Board size and succession planning. On September 19, 2007, the Board completed its periodic evaluation of the Governance Guidelines and decided to accept the Governance Guidelines to reflect the recommendations of the Corporate Governance and Nominating Committee. The Governance Guidelines comply with certain corporate governance rules of The National Association of Securities Dealers, Inc. and are applicable to companies whose stock is listed for trading on the Nasdaq GS. The Governance Guidelines contain various provisions related to the functions of the Board, including: (1) the composition of the Board; (2) meeting attendance, meeting preparation requirements and other responsibilities of directors; (3) the composition of Board committees; (4) the role of the Board with respect to management; (5) director orientation and continuing professional development; (6) periodic evaluations of corporate guidelines; and (7) annual self-evaluations with the Corporate Governance and Nominating Committee to determine whether the Board and its committees are functioning effectively and in compliance with the Governance Guidelines. The Governance Guidelines also set forth our retirement policy, which provides that no director may stand for election to the Board after his or her 70th birthday except in unusual circumstances approved by the Board. The Corporate Governance and Nominating Committee is responsible for reviewing and conducting periodic reviews of succession planning for executive officers. A copy of the Governance Guidelines is available on our website, www.newbridgebank.com, under the heading Investor Relations.
Certain Relationships and Related Transactions
     Certain directors, nominees for director and executive officers of the Corporation, companies with which directors, nominees for director or executive officers are associated, and/or the immediate family members of directors, nominees for directors and/or executive officers of the Corporation are customers of the Bank and as such may from time to time borrow funds from the Bank within prescribed limitations, including those imposed by Section 402 of the Sarbanes-Oxley Act of 2002. Any such loans and commitments are made in the ordinary course of business, on terms no more favorable to such borrowers, including interest rates and collateral, than those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present to the Bank other unfavorable features. See also “Board Committees — Compensation Committee Interlocks and Insider Participation” below.
Code of Business Conduct and Ethics
     We have maintained a written Code of Ethics for many years. The Board recently conducted its annual review and approved two codes, one entitled “Code of Business Conduct and Ethics” which applies to all directors, executives, officers and employees of the Corporation and all of its direct and indirect subsidiaries (the “General Code”), and one entitled “Code of Business Conduct and Ethics for CEO and Senior Financial Officers” which applies to our CEO, President and senior financial officers including our CFO and our Chief Accounting Officer (the “Officer Code”). The General Code outlines many standards, including those related to addressing compliance with laws, regulations, policies and procedures; conflicts of interest; confidentiality; accuracy of financial statements and other records; and procedures for reporting violations of the General Code or any illegal or unethical business or workplace conduct. The Officer Code imposes additional policies on our Chief Executive Officer, President and senior financial officers concerning our accounting and financial reporting. Generally, the Officer Code requires those individuals to bring to the attention of the Chief Executive Officer and the Chief Financial Officer, and in certain circumstances, the Audit Committee, any material information which comes to their attention that (1) affects disclosures made by the Corporation in our public filings; (2) demonstrates significant deficiencies in our internal controls; (3) concerns fraud or a violation of the General Code by management or employees with a significant role in financial reporting, disclosure or internal controls; or (4) involves a material violation of law, including securities laws. Under the Officer Code, the Board, or its designee, determines the appropriate actions to be taken in the event the Officer Code or the General Code is violated by the CEO, President or the senior financial officers, which actions may include termination of employment. Copies of the General Code and the Officer Code are available on our website, www.newbridgebank.com, under the heading Investor Relations.
Board Committees
     Prior to completion of the Merger, the Board had standing Executive, Stock Option and Compensation, Audit, and Corporate Governance and Nominating Committees. Upon completion of the Merger, the Board had standing Audit, Compensation, Corporate Governance and Nominating, Executive and Strategic Initiatives Committees. There are currently no other committees of the Board; however, the Board of Directors of the Bank has a number of standing committees, including the Credit Management, Risk and Trust Committees, on which Board members serve in their capacity as directors of the Bank.
     Executive Committee. The Executive Committee held three meetings in 2007. Prior to completion of the Merger, members of the Committee were: Robert F. Lowe, (Chair), Michael S. Albert, David A. Smith, Robert B. Smith, Jr., Burr W. Sullivan and Julius S. Young, Jr. Upon completion of the Merger, Michael S. Albert, David A.

Smith, Robert B. Smith, Jr. and Julius S. Young, Jr. resigned from the Executive Committee and were replaced by Pressley A. Ridgill and Barry Z. Dodson. The current members of the Executive Committee are Robert F. Lowe (Chair), Barry Z. Dodson, Pressley A. Ridgill and Burr W. Sullivan. The primary responsibilities of the Executive Committee are to exercise, during intervals between meetings of the Board, all the powers and authority of the Board in directing the management of the business and affairs of the Corporation. With the exception of Mr. Lowe and Mr. Ridgill, each member of the Executive Committee is “independent” as determined by the Board under the rules and listing standards of the Nasdaq GS. The Executive Committee does not have the powers and authority of the Board concerning those matters expressly delegated to another committee by the Board or any powers reserved to the entire Board pursuant to applicable provisions of North Carolina law. On October 30, 2007, the Executive Committee reviewed its written charter. The Executive Committee determined that it was discharging its duties as set forth in the charter and recommended to the Board on November 14, 2007 that the charter be re-approved. A copy of the charter is available on our website, www.newbridgebank.com, under the heading Investor Relations.
     Compensation Committee. The Compensation Committee held six meetings in 2007. Prior to completion of the Merger, the members of the Compensation Committee were: Robert B. Smith, Jr. (Chair), Michael S. Albert, Burr W. Sullivan, John W. Thomas III, G. Alfred Webster, and Julius S. Young, Jr. Upon completion of the Merger, Robert B. Smith, Jr., Michael S. Albert, Burr W. Sullivan and Julius S. Young, Jr. resigned from the Compensation Committee and were replaced by Robert V. Perkins and C. Arnold Britt. The current members of the Compensation Committee are Robert V. Perkins (Chair), C. Arnold Britt, John W. Thomas III and G. Alfred Webster. Each of the members of the Compensation Committee is “independent” as determined by the Board under the rules and listing standards of the Nasdaq GS. Additionally, each of the Compensation Committee members qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The primary responsibilities of the Compensation Committee are to assist the Board in (1) determining appropriate compensation levels for our executive officers and members of the Board; (2) evaluating officer and Board compensation plans, policies and programs; (3) reviewing benefit plans for officers and employees; and (4) producing an annual report on executive compensation for inclusion in our proxy statement. The Compensation Committee is responsible for reviewing the compensation of directors for service on the Board.
     The Compensation Committee administers the NewBridge Bancorp Management Incentive Plan (the “Management Incentive Plan”). It also administers outstanding equity compensation awards under the following plans: (1) the 1994 Director Stock Option Plan (the “Director Option Plan”); (2) the Amended and Restated Deferred Compensation Plan for Directors (the “Deferral Plan”); (3) the 1996 Omnibus Stock Incentive Plan (the “1996 Omnibus Plan”); (4) the FNB Omnibus Equity Compensation Plan (the “FNB Omnibus Plan”); and (5) the FNB Long Term Stock Incentive Plan (the “FNB Incentive Plan”). The Compensation Committee also administers the NewBridge Bancorp Comprehensive Equity Compensation Plan for Directors and Employees (the “Comprehensive Benefit Plan”), which was approved by our shareholders at the 2004 Annual Meeting. When the shareholders approved the Comprehensive Benefit Plan, the Director Option Plan, the Deferral Plan and the 1996 Omnibus Plan were terminated (except with respect to outstanding awards). The FNB Incentive Plan and the Comprehensive Benefit Plan are now the only plans under which the Compensation Committee awards new grants of stock options, stock appreciation rights, deferred stock and other equity-based awards to directors and employees. The Compensation Committee selects participants for the FNB Incentive Plan and the Comprehensive Benefit Plan and determines (subject to the terms of the respective plan) the type, timing, pricing, vesting and amount of awards granted pursuant to the FNB Incentive Plan and the Comprehensive Benefit Plan, as applicable. On February 19, 2008 and March 17, 2008, the Compensation Committee reviewed its written charter. The Compensation Committee determined that it was discharging its duties as set forth in the charter.
     Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is or has been an employee of the Corporation or any of our subsidiaries. None of our executive officers serve on the Compensation Committee or as a director of another entity of which an officer or director of the Corporation serves on the Compensation Committee. Robert B. Smith, Jr., a former director of the Corporation and the former Chairman of our Compensation Committee, is a member of a limited liability company that leases certain real estate to the Bank pursuant to a lease agreement dated August 1, 1999. The lease agreement expires July 31, 2009, subject to the Bank’s right to renew the lease for up to three additional terms of five years each. During 2007, this limited liability company received approximately $29,212 in rent for this real estate.

     Compensation Committee Report. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended that the Compensation Discussion and Analysis be included in this Proxy Statement.
Robert V. Perkins, Chair
C. Arnold Britt
John W. Thomas III
G. Alfred Webster
     Audit Committee. We have a standing Audit Committee established in accordance with the Exchange Act. Prior to the completion of the Merger, the members of the Audit Committee were: Michael S. Albert (Chair), Robert C. Clark, Samuel R. Harris, Walter A. Hill, Sr., Mary E. Rittling, Robert B. Smith, Jr., and Julius S. Young, Jr. Upon completion of the Merger, Robert C. Clark, Samuel R. Harris, Walter A. Hill, Sr., Robert B. Smith, Jr. and Julius S. Young, Jr. resigned from the Audit Committee and were replaced by Elizabeth S. Ward and Kenan C. Wright. The current members of the Audit Committee are Michael S. Albert (Chair), Mary E. Rittling, Elizabeth S. Ward and Kenan C. Wright. The Audit Committee held nine meetings in 2007. Each of the members of the Audit Committee is “independent” as determined by the Board under the applicable rules and listing standards of the Nasdaq GS and Section 10A(m) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. In addition, the Board has determined that Michael S. Albert, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of applicable SEC regulations. The Audit Committee’s primary responsibilities are to assist the Board in overseeing the accounting and financial reporting processes and the audits of our financial statements, including oversight of (1) the integrity of our financial reports and other financial information; (2) compliance with legal and regulatory requirements; (3) our systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; (4) the structure, staffing and performance of our internal audit function; (5) the independence and performance of our registered independent public accounting firm engaged to audit and review our financial statements; and (6) our auditing, accounting and financial reporting processes generally. In addition, the Audit Committee has been appointed as our Qualified Legal Compliance Committee within the meaning of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. As such, the Audit Committee is responsible for handling any reports of evidence of a material violation of the securities laws and conducting any investigation thereof that it deems appropriate. Further, the Audit Committee has been appointed to oversee treatment of, and any necessary investigation concerning, any employee complaints or concerns regarding our accounting and auditing matters.
     On October 17, 2007, we conducted our annual review and approval of the Employee Complaint Procedures for Accounting and Auditing Matters, which encourages any employee with such complaints or concerns to report them, anonymously if they desire, to the Chair of the Audit Committee for investigation, and appropriate corrective action, if necessary. In August, 2007, the Audit Committee also reviewed its written charter. The Audit Committee determined that it was discharging its duties as set forth in the charter and recommended to the Board on August 22, 2007 that no charter revisions be made. The Board re-approved the charter on February 20, 2008 and made no revisions. A copy of the charter is available on our website, www.newbridgebank.com, under the heading Investor Relations.

     Audit Committee Report. The Audit Committee has reviewed and discussed our audited financial statements with management and has discussed with Grant Thornton, LLP (“Grant Thornton”), our independent registered public accounting firm for the year ended December 31, 2007, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T), and has discussed with Grant Thornton the firm’s independence in providing audit services to us. Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
Michael S. Albert, Chair
Mary E. Rittling
Elizabeth S. Ward
Kenan C. Wright
     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee (the “Governance Committee”) held four meetings in 2007. Prior to the completion of the Merger, the members of the Committee were Burr W. Sullivan (Chair), Leonard H. Beck, David A. Smith, John W. Thomas III, J. David Branch and John F. Watts. Upon completion of the Merger, Leonard H. Beck, David A. Smith, John W. Thomas III and John F. Watts resigned from the Governance Committee and were replaced by Gary G. Blosser and Robert V. Perkins. The current members of the Governance Committee are Burr W. Sullivan (Chair), Gary G. Blosser, J. David Branch and Robert V. Perkins. Each of the members of the Corporate Governance and Nominating Committee is “independent” as determined by the Board under the rules and listing standards of the Nasdaq GS. The primary responsibilities of the Governance Committee are to (1) identify and recommend qualified individuals to the Board for nomination as members of the Board and its committees; (2) recommend to the Board the slate of director nominees to be elected by our shareholders; (3) recommend directors to be elected by the Board to fill any vacancies on the Board; (4) periodically evaluate the Governance Guidelines and play a leadership role in shaping our corporate governance; and (5) oversee the evaluation of the Board and its committees, which may include developing and recommending an annual self-evaluation process. On September 18, 2007, the Governance Committee reviewed its written charter. The Governance Committee determined that it was discharging its duties as set forth in the charter and recommended to the Board on September 19, 2007 approval of the charter. A copy of the charter is available on our website, www.newbridgebank.com, under the heading Investor Relations.
Selection of Nominees for the Board
     The Governance Committee has not established a specific set of minimum qualifications or skills that must be met by any individual member of or nominee to the Board, but in selecting nominees it seeks to ensure that the Board is comprised of members having the proper knowledge, expertise, skills, attributes, diversity and personal and professional backgrounds to serve on the Board. The Governance Committee generally identifies new director candidates through its network of contacts, but may also engage, if it deems appropriate, a professional search firm (though to date no such an engagement has been made). General criteria for the nomination of director candidates are generally set forth in the Governance Guidelines and include:
•	the highest ethical standards;

•	relevant business and industry experience;

•	a history of achievement;

•	loyalty and commitment to our success;

•	financial literacy;

•	an ability to provide wise, informed and thoughtful counsel to our management on a range of issues; and

•	our specific needs at the time.
     The Governance Committee will meet to discuss and consider each potential candidate’s qualifications (including whether the candidate is “independent” under the rules and listing standards of the Nasdaq GS and applicable law), looking specifically at the candidate’s qualifications in light of the needs of the Board and the Corporation at that time given the then current mix of director attributes. The Governance Committee then chooses each candidate by majority vote to be recommended to the Board for approval as a candidate. In the case of an incumbent director whose term of office is set to expire, the Governance Committee generally reviews such director’s overall service to the Corporation during his or her term, including the number of meetings attended, level of participation and quality of performance, and by majority vote recommends such incumbent to the Board for approval as a nominee.
Security Ownership of Certain Beneficial Owners
     The Exchange Act requires that any person who acquires the beneficial ownership of more than 5% of our Common Stock notify the SEC and us. To our knowledge, no person or “groups” as defined in the Exchange Act owns beneficially more than 5% of our Common Stock.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires the executive officers and directors of the Corporation and persons who beneficially own more than 10% of the outstanding shares of our Common Stock to file with the SEC reports disclosing their initial ownership of Common Stock, as well as subsequent reports disclosing changes in such ownership.
     To our knowledge, based solely on a review of copies of such reports furnished to us and written representations from executive officers and directors, we believe that during the fiscal year ended December 31, 2007, all of our executive officers and directors complied with all applicable Section 16(a) filing requirements.
Compensation Discussion and Analysis
     The following Compensation Discussion and Analysis (“CD&A”) provides information with respect to the compensation paid during the year ended December 31, 2007 to our CEO, Robert F. Lowe; our President, Pressley A. Ridgill; our CFO, Michael W. Shelton, and certain other executive officers who were employed during 2007, Monty J. Oliver and H. Franklin Sherron, Jr. (the “named executive officers”). Mr. Oliver retired from the Corporation effective December 31, 2007, and Mr. Sherron resigned from the Corporation effective September 30, 2007.
     Compensation Committee Processes and Procedures. The Compensation Committee of the Board, which we refer to as the “Committee” in this section, makes decisions regarding the compensation of our senior executive officers. The Committee also has strategic and administrative responsibility for a broad range of compensation issues. It seeks to ensure that we compensate key management employees effectively and in a manner consistent with the Committee’s stated compensation strategy and relevant requirements of various regulatory entities. A part of these responsibilities is overseeing the administration of executive compensation and employee benefit plans, including the design, selection of participants, establishment of performance measures, and evaluation of awards pursuant to our annual and long-term incentive programs.
     Executive Compensation Philosophy. Our executive compensation program has been designed as an active management tool that directs and rewards specific results. The primary objective of the program is to reinforce the strategic goals and objectives that management and the Board have developed by directly aligning specific, targeted levels of performance with specific levels of compensation. The impact of performance on pay is intended to be clear, direct and easy to understand.

     The executive compensation program is founded upon the idea that a strong, performance-oriented compensation program, which is generally consistent with the practices of our peers, is a key ingredient in becoming a leading performer among organizations of similar size, and is, therefore, in the best interests of shareholders. We also believe that a performance-based compensation program is vital to attracting and retaining highly talented and motivated executives to lead the Corporation.
     Each member of the Committee is “independent” as determined by the Board under the rules and listing standards of the Nasdaq GS. Additionally, each Committee member qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section 162(m) of the Code.
     Overview of the Compensation Program. Except as otherwise discussed in this section, our executive compensation program consists of the following elements: salary, performance-based cash awards under the Management Incentive Plan, grants of options or other appropriate stock awards under the Comprehensive Benefit Plan or the FNB Incentive Plan; matching contributions under the 401(k) Plan, retirement benefits under the Lexington State Bank Employees’ Pension Plan (the “LSB Pension Plan”), the FNB Southeast Employees’ Pension Plan (the “FNB Pension Plan”), and the FNB Benefit Equivalency Plan (a supplemental executive retirement plan referred to herein as the “Benefit Equivalency Plan”); FNB’s Non-Qualified Deferred Compensation Plan for Directors and Senior Management (the “Deferred Compensation Plan”); employment agreements; universal life insurance benefits; and group life, health and other insurance benefits. The above elements of each named executive officer’s compensation are not inter-related. For example, if the targeted Management Incentive Plan award is not achieved, the executive’s base salary is not increased to make up the difference. Similarly, the value of previously granted options is not considered by the Committee in recommending the other elements of the compensation package. The Committee has exclusive discretion and authority to grant stock options or other appropriate stock awards under the Comprehensive Benefit Plan and the FNB Incentive Plan to the executive officers. The Committee has full and complete discretionary authority to administer the Management Incentive Plan. The Committee recommends to the Board and the Bank Board the total compensation to be paid to Mr. Lowe (our CEO) and Mr. Ridgill (our President). Mr. Ridgill makes recommendations to the Committee about the base and potential compensation of Mr. Shelton (our CFO) and the other members of the senior management team for approval by the Committee.
     Our executive compensation program is designed to enable us to attract, retain and reward qualified executive officers. The Committee intends to keep compensation levels competitive with the compensation provided by banks of comparable size to the Bank (based on total assets). The Committee’s strategy is to maintain a structure within the executive compensation program that strengthens the links among executive compensation, our performance, individual performance of the executive officers and shareholder interests.
     Prior to the Merger, FNB and LSB traditionally used grants of stock options as the primary means for implanting their long-term incentive compensation strategies. Following the completion of the Merger, the Committee began an analysis of whether stock option grants or restricted stock awards, or a combination of the two, would be more effective in accurately rewarding executive performance, aligning the interests of executive officers with those of other shareholders and encouraging significant stock ownership. At the same time the Committee undertook an evaluation of methods for measuring executive performance which would focus more specifically on the Corporation’s achievements on a number of key indicators of performance in the banking industry annually and over a period of years, and more precisely target the relationship between an executive officer’s areas of responsibility and the contribution of those areas to our results of operations, while at the same time allowing for recognition of each executive’s individual performance.
     In its meetings in early 2008, the Committee determined to increase the use of restricted stock awards as a significant long-term incentive tool for our senior management. It is currently expected that each award will qualify for vesting proportionately over a period of at least three years. The portion of each year’s proportionate amount to an executive which will in fact vest will be based on our financial performance in relation to threshold and higher performance measurements.
     The Committee has concluded that this type of restricted stock award will enhance the relationship between the receipt of long-term incentive compensation by its senior management and the financial performance of the

Corporation both each year and over a multi-year period. The Committee also believes that our increased use of restricted stock awards utilizing multi-year performance periods will more closely align the Corporation with bank holding companies of comparable size.
     The Committee has not finalized the specific details of its restricted stock award strategy or the mixture of stock options and restricted stock awards in the Corporation’s long-term incentive compensation strategies. It anticipates doing so during the second quarter of 2008.
     Elements of Compensation. Except as otherwise described below, the following discussion describes the elements of our executive compensation program.
          Base Salary. Executive officers receive a base salary for their services to the Corporation and its subsidiaries. The base salary for Mr. Lowe for 2007 was determined by the Compensation Committee. The base salary for Mr. Ridgill for 2007 was determined by the Compensation Committee of the FNB Board. Although there is no predetermined point at which the Committee targets salaries, increases are based on an evaluation of the previous year’s performance of the executive, the relative strategic importance of the position, market and general economic conditions and a review of base salaries earned by executive officers within banks of comparable size to the Bank (based on total assets). The Committee utilizes surveys of executive compensation of bank executive officers serving comparable banks and information provided by compensation consultants in formulating its recommendations. In determining base salaries, the Committee does not establish performance thresholds or other measures that directly relate base salaries to operating performance.
          Annual Incentive Compensation. On December 20, 2005, the Committee approved a Management Incentive Plan to provide performance-based compensation to selected management employees beginning in 2006. A copy of the Management Incentive Plan was filed with the SEC on December 23, 2005 as an exhibit to a Current Report on Form 8-K. Under the Management Incentive Plan, selected management employees were provided the opportunity to earn bonuses based on the achievement of specific corporate goals and/or individual performance goals. The Committee annually designated management employees eligible for participation in the Management Incentive Plan and determined each participant’s target bonus and the applicable performance objectives, adjustment factors and other measurement criteria that were used in calculating the actual bonus. Bonuses ranged from 0% to 175% of the employee’s target. The Plan provided that a participating employee’s actual bonus for a given year would be determined at the end of the year according to the pre-determined formula. It also provided that bonuses would be paid in cash immediately following the end of the year.
     Incentive compensation awards granted under the Management Incentive Plan in early 2007 were approved by the Committee based on achievement of corporate goals and a participant’s achievement of individual performance objectives. These objectives were tied to measurements of corporate objectives, such as return on average equity, return on average assets, asset growth, core deposit growth, efficiency ratio and delinquency and charge off percentages, and, in some instances, other objectives that were specific to the executive officer’s job function. In December of 2007, the Board of Directors concluded that the stated performance objectives established earlier in 2007 were not reasonably related to the responsibilities undertaken by the executive management team during 2007 and that as a consequence of the impact of the Merger and the Bank Merger upon the Corporation’s operations, coupled with significant extraordinary expenses the Bank elected to incur during the year, the use of these objectives would not appropriately measure the performance of our senior executive officers. The Board determined that the levels of performance by our management participants in the Management Incentive Plan in initiatives necessitated by, or constituting desired results of, the Merger, including successfully completing the integration of LSB and FNB in a timely manner, reducing non-interest expense and improving the merged Bank’s operational efficiencies, enhancing the Bank’s asset quality and building the depth and quality of the Bank’s senior management team, were the appropriate criteria for evaluating the amounts of bonuses to award for fiscal year 2007. The Committee applied these criteria based both on objective data and subjective analyses in making its recommendations to the Board for bonuses to members of our senior management team for 2007.
     The Committee recommended to the Board, and the Board approved, cash bonuses to Mr. Lowe, Mr. Ridgill, Mr. Shelton and other members of senior management for their performances during 2007. These awards were based upon the applicable executives’ responsibility for, participation in and/or contribution to the Corporation’s and the Bank’s levels of performance in the following areas (and not those measurements established earlier in 2007 for LSB’s executives under the Management Incentive Plan or by FNB in early 2007 for its executives under the comparable FNB annual incentive plan):
•	The identification and implementation of cost savings initiatives.

•	The Bank’s successful efforts to retain the customer bases of LSB Bank and FNB Southeast following the Bank Merger.

•	The reduction of non-performing assets and related efforts to enhance the quality of the Bank’s loan portfolio.

•	The momentum achieved in the growth of loans and new loan relationships.

•	The conversion and integration of the various operating systems and platforms of LSB Bank and FNB Southeast in a timely manner, and the implementation of new systems and platforms for the merged Bank.

•	The integration of the senior management teams of LSB and FNB, and the successful efforts to deepen and expand the integrated senior management team of the Bank.
     The Committee is currently considering a revised Management Incentive Plan. Awards under the revised Management Incentive Plan for 2008 will be granted generally in the manner initially intended to be followed in 2007. The Committee anticipates, however, that performance objectives for 2008 will allocate varying but significant portions of each participant’s objectives to our achievement of net income, efficiency ratio, and non-interest income measurements, as well as individual performance objectives.
          Long-Term Incentive; Stock Options. The Committee has traditionally granted stock options to executive officers as a long-term incentive to align the executive officer’s interests with those of other shareholders and to encourage significant stock ownership. Each option allowed the recipient to purchase our Common Stock at a price equal to the fair market value of our Common Stock on the date of grant. The Committee granted options to key employees who, in the judgment of the Committee, were in a position to materially affect our overall success and the success of our subsidiaries by reason of the nature and extent of their duties. In deciding upon the option grants to an executive officer, the Committee considered a number of factors, including our operating performance, the executive officer’s prior contributions and potential to contribute in the future, and practices of other banks of similar size with respect to granting options, although none of these factors is individually determinative.
     Under the Comprehensive Benefit Plan and/or the FNB Incentive Plan, the Committee has the flexibility to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and deferred stock. Under the Comprehensive Benefit Plan, the Committee may make any other kind of stock-based award its finds to be consistent with the purpose of that Plan. As discussed above, the Committee has determined to increase the use of restricted stock grants. The Committee believes that the use of restricted stock awards, typically vesting proportionally over a term of at least three years, will enhance the relationship between a participant’s receipt of long-term incentive compensation and specific aspects of our financial performance both for each year of that period and over the period as a whole.
          Lexington State Bank Employees’ 401(k) Plan. The Lexington State Bank Employees’ 401(k) Plan (the “LSB Savings Plan”) is a tax-qualified defined contribution plan designed to provide eligible employees of LSB Bank a vehicle for increasing their retirement savings. All LSB Bank employees were eligible to participate in the LSB Savings Plan after attaining the age of 21 and completing 30 days of qualifying service; however, eligibility to receive LSB Bank’s matching contribution required completing one year of qualifying service. Employees could join the LSB Savings Plan at the beginning of each calendar quarter. Mr. Lowe, Mr. Oliver and Mr. Sherron participated in the LSB Savings Plan on the same basis as all other eligible employees of LSB Bank. Each eligible employee of LSB Bank could elect to contribute on a pre-tax basis to the LSB Savings Plan 2% to 25% of his or her compensation, subject to certain limitations imposed by the Code. Effective January 1, 2007, LSB Bank amended its matching contribution formula to match 100% of each eligible employee’s pre-tax contributions on the first 3% of contributions and 50% on the next 2% of contributions, with a maximum match of 4%. This amendment was made in conjunction with the decision, discussed below, to freeze the LSB Pension Plan. The LSB Savings Plan is subject to certain Internal Revenue Service (“IRS”) mandated nondiscrimination tests to ensure that the Average Contribution Percentage (“ACP”) for highly compensated participants does not exceed the relationship to the ACP of all non-highly compensated participants for the preceding plan year. For 2007, the maximum match for highly compensated participants was $9,000. The difference in the amounts contributed to Mr. Lowe’s retirement plans as compared to the maximum match for 2007 was forfeited and will be applied to his 2008 plan contribution.
          The FNB Southeast 401(k) Plan. The FNB Southeast 401(k) Plan (the “FNB Savings Plan”) is a tax-qualified defined contribution plan designed to provide eligible employees of FNB Bank a vehicle for increasing their retirement savings. All FNB Bank employees were eligible to participate in the FNB Savings Plan after attaining the age of 21 and completing one qualifying year of service. Mr. Ridgill and Mr. Shelton participated in the FNB Savings Plan during 2007 on the same basis as all other eligible employees of FNB Bank. The matching contributions for Mr. Ridgill and Mr. Shelton were based on a formula contained in the terms of the FNB Savings Plan and were not related to FNB’s, FNB Bank’s or the individual officer’s performance for the year. Each eligible employee of FNB Bank could elect to contribute, on a pre-tax basis, to the FNB Savings Plan, 1% to 6% of his or her compensation, subject to certain limitations imposed by the Code. FNB Bank was obligated under the terms of the FNB Savings Plan to match 50% of each eligible employee’s pre-tax contributions (excluding the employee’s pre-tax contributions in excess of 6% of compensation).
     The FNB Savings Plan was merged with and into the LSB Savings Plan effective January 1, 2008, and the name was changed to the NewBridge Bancorp Employees’ 401(k) Plan (the “401(k) Plan”). Effective January 1, 2008, all Bank employees are eligible to participate in the 401(k) Plan after attaining the age of 18, and an employee is eligible to participate on the first day of the next month following the employee’s hire date. The matching contributions of the LSB Savings Plan discussed above remain in effect for the 401(k) Plan.
          Pension Plans. The LSB Pension Plan is a tax-qualified defined benefit retirement plan. Prior to the freezing of the LSB Pension Plan (as discussed below), all employees of LSB Bank and certain affiliates accrued LSB Pension Plan benefits after attaining the age of 21 and completing one qualifying year of service. Certain employees continue to accrue benefit amounts. Contributions to the LSB Pension Plan were computed on an actuarial basis.
     A participant’s normal retirement benefit under the LSB Pension Plan at age 65 is an amount payable monthly for life equal to one-twelfth of the sum of (a) 0.9% of final average compensation multiplied by the years of credited service with the Bank and certain affiliates not to exceed 40 years, plus (b) 0.65% of final average compensation in excess of social security “covered compensation” multiplied by the years of credited service with the Bank and certain affiliates not to exceed 35 years. Participants who have at least 30 years of vesting service may receive an unreduced normal retirement benefit beginning at age 62. Final average compensation is the average of the participant’s five highest consecutive calendar years of compensation paid during the ten calendar years preceding retirement. Compensation for any calendar year includes total salary, wages, bonuses and incentive compensation, but excludes fringe benefits, income attributable to the exercise of stock options or other forms of equity compensation, and amounts in excess of applicable limits imposed by the IRS.
     The FNB Pension Plan is a tax-qualified defined benefit retirement plan that was designed to attract and reward employees for service to FNB Southeast in a tax efficient manner. Prior to the freezing of the FNB Pension Plan (as discussed below), annual benefits under the FNB Pension Plan were calculated as follows: (a) for service prior to January 1, 2007, 1.25% of final average compensation, multiplied by the number of years of credit service; (b) for service after January 1, 2007, 1.0% of final average compensation, multiplied by the number of years of credit service; and (c) additionally, 0.65% of final average compensation in excess of the applicable social security covered compensation in effect at the time of employment termination, multiplied by the number of years of service (subject to a maximum of 35 years).
     Effective December 31, 2006, the Bank froze the LSB Pension Plan for all participants with less than 30 years of service. Although Mr. Lowe had more than 30 years of service with the Bank at that time and qualified to continue his participation in the LSB Pension Plan, he elected to have the LSB Pension Plan freeze apply to himself as well. FNB froze the FNB Pension Plan for all participants other than those who were age 55 or older and had ten years of service as of the freeze date, effective July 15, 2007. See the Pension Plans discussion under “Critical Accounting Policies” and “Pension and Employee Benefit Plans” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.
          Employment Agreements. We have entered into an employment agreement (collectively, the “Employment Agreements”) with each of Mr. Lowe, Mr. Ridgill, Mr. Shelton, Mr. Sherron and Mr. Oliver and with each of certain other employees of the Bank. Mr. Sherron resigned effective September 30, 2007, and Mr. Oliver retired effective December 31, 2007. Accordingly, their Employment Agreements have expired.
     On January 1, 2004, Mr. Lowe entered into an Employment Agreement with the Corporation. Mr. Lowe’s Employment Agreement provides for an evergreen employment term of three years and a base salary at the rate of at least $295,000 per year, as increased from time to time thereafter. The Employment Agreement also provides for a number of benefits also offered by the Corporation from time to time to their senior executives. Other fringe benefits provided to Mr. Lowe under the Employment Agreement include an annual automobile allowance.
     On January 25, 2007, Mr. Ridgill entered into an Employment Agreement with FNB and FNB Southeast. The Employment Agreement was considered and approved by the FNB Board and the FNB Southeast Board in 2006, prior to the commencement of any discussions with LSB relating to the Merger. The Employment Agreement replaced Mr. Ridgill’s prior employment agreement, which expired on December 31, 2006. It provides for a term of three years, ending as of December 31, 2009 and a base salary at the rate of at least $300,000 per year, as increased from time to time thereafter. The Employment Agreement also provides for a number of benefits also offered to other members of FNB’s senior management, including participation in various compensation plans, including, but not limited to the FNB Omnibus Plan, the FNB Incentive Plan, and the Benefit Equivalency Plan. Other fringe benefits provided to Mr. Ridgill under the Employment Agreement include an annual automobile allowance of $15,000, and reimbursement of automobile operating expenses.
     FNB, FNB Southeast and Mr. Ridgill entered into an amendment to the Employment Agreement on April 26, 2007 in which Mr. Ridgill waived his right to receive payments by reason of the Merger. Mr. Ridgill’s Employment Agreement continues in effect with the Corporation and the Bank as the successor to FNB and FNB Southeast pursuant to the Merger and the Bank Merger.
     On September 27, 2007, Mr. Shelton entered into an Employment Agreement with the Corporation. The Employment Agreement provides for a term of three years beginning as of August 1, 2007 and a base salary of at least $185,000 per year, as increased from time to time thereafter. The Employment Agreement also provides for a number of benefits also offered to senior management, including participation in various compensation plans, including, but not limited to, executive management incentive plans, long-term incentive plans, stock option, stock grant and similar plans.
     On September 29, 2007, the Corporation and Mr. Sherron executed an Amendment to Employment Continuity Agreement (the “Amendment”) in order to (i) bring his Employment Agreement, dated January 1, 2004 into compliance with Section 409A of the Code; (ii) require that upon expiration or termination of his employment with the Corporation, he would resign from any boards of directors of subsidiaries of the Corporation on which he served; and (iii) allow him to provide advisory services to banks or other financial institutions within certain geographic areas described in the Employment Agreement during the Severance Period (as defined in the Employment Agreement) as an independent contractor or as a contractor, employee, partner, member or shareholder of an advisory services entity which is not affiliated through ownership with any bank or other financial institution that provides services or products within any of such geographic areas that are competitive with the services or products of the Corporation if such advisory services provided by Mr. Sherron are neither designed or intended to enable, nor have the effect of enabling, the bank or other financial institution which is the recipient of such services to (1) obtain banking relationships with customers of the Corporation in any such geographic area or (2) to obtain a competitive advantage over the Corporation in obtaining banking relationships with new customers in any such geographic area, subject to the restriction that Mr. Sherron may not disclose confidential information of the Corporation in providing any such services.

     On September 30, 2007, the Corporation and Mr. Sherron executed a Modification Agreement. Pursuant to the terms of that Agreement, the period within which Mr. Sherron may exercise each vested option to acquire shares of our Common Stock granted to him was extended to the expiration date of each such option. Mr. Sherron acknowledged and agreed that any option which was granted as an “incentive stock option” thereby became a “non-qualified option” for applicable income tax purposes. Other than the exercise periods, the terms of the options were not changed.
     In addition, on October 1, 2007, the Corporation entered into an Independent Contractor Agreement with Mr. Sherron. Pursuant to the terms of that Agreement, Mr. Sherron was entitled to receive $15,000 per month for services in administering the efforts of the Corporation and the Bank to complete the development, renovation and preparation for sale of the Prince George Court residential condominiums, Georgetown, S.C. project owned by the Bank (the “Project”), including negotiations with and oversight of builders, real estate brokers and others engaged by LSB Bank and further including the maintenance of working relationships with persons owning property within or adjacent to such Project, governmental officials and such other persons whose cooperation is necessary or useful for successfully developing, renovating and selling the residential condominium units within the Project, and such other independent contractor duties as may be agreed upon by the parties. In the event Mr. Sherron became employed or accepted independent contractor engagements by other parties during the term of the Independent Contractor Agreement, the amount of the fee was to be reduced as agreed upon by Mr. Sherron and the Corporation. The term of the Independent Contractor Agreement is through the later of the date the residential condominium units within the Project are available for sale in the ordinary course of business or December 31, 2007. Notwithstanding the foregoing, either the Corporation or Mr. Sherron could terminate this Agreement at any time upon 10 days prior written notice to the other party.
     On January 1, 2008, the Corporation entered into an Independent Contractor Agreement with Mr. Oliver. Pursuant to this Agreement, Mr. Oliver is entitled to receive $5,000 per month for his services in assisting in the preparation of annual proxy statements, evaluating asset/liability management models, and evaluating and modifying investor relation materials. In the event Mr. Oliver becomes employed or accepts independent contractor engagements by other parties during the term of the Agreement, the amount of the fee will be reduced as agreed upon by Mr. Oliver and the Corporation. The term of the Agreement is for one year and renews for successive one year terms unless either party gives written notice of non-renewal to the other party on or before December 15th of the then current term year. Notwithstanding the foregoing, either the Corporation or Mr. Oliver may terminate the Agreement at any time upon 60 days written notice to the other party. In addition, the Corporation agreed to extend the exercise period of all vested options to purchase shares of our Common Stock held by Mr. Oliver to 5:00 o’clock, p.m., on the date on which the Agreement terminates or expires. By extending the exercise periods, these options no longer qualify as incentive stock options. Other than the exercise periods, the terms of the options were not changed.
     For additional information on the Employment Agreements, see “Potential Payments upon Termination or Change in Control” starting on page 29.
     Benefit Equivalency Plan. Effective January 1, 1994, FNB Southeast implemented the Benefit Equivalency Plan, a non-qualified supplemental retirement benefit plan for certain executive officers. Eligibility Requirements: Any individual or group (class) of Employees who is/are members of Senior Management and have been deemed to participate by the Board of Directors or its Compensation Committee. The amount of annual retirement benefit payable according to the normal form of payment chosen is calculated as follows:
•	3.25% of Final Average Compensation (FAC), multiplied by years of Credited Service prior to January 1, 2007, plus

•	3.00% of FAC multiplied by Year of Credited service ager January 1, 2007 (maximum of 65%), less

•	Benefit form FNB Financial Services Corporation Employees’ Pension Plan, less 50% of Social Security Benefit
Mr. Ridgill and certain other executive officers employed by FNB Southeast prior to the Merger participate in the Benefit Equivalency Plan. Mr. Shelton did not participate in this Plan during 2007.

          Other Benefits. Executive officers are entitled to participate in fringe benefit plans offered to employees including Health and Dental Insurance plans and Life, Accidental Death and Dismemberment and Long-Term Disability plans. In addition, certain executive officers who were officers of LSB prior to the Merger, receive the use of company vehicles and participate in the Supplemental Executive Retirement Plan (“SERP”), which is an additional life insurance policy provided to supplement the executive’s retirement income to reach a target percentage level of 70%, as determined by the Board. Certain executive officers who were officers of FNB prior to the Merger, receive allowances for the use of their automobiles for corporate business purposes. It is anticipated that the provision of company cars will be discontinued upon the end of the useful lives of the cars currently owned by the Bank.
     Summary Compensation Table. The following table shows, for the fiscal years indicated, the cash compensation we paid, as well as certain other compensation paid or accrued for those years, to (i) our CEO, Robert F. Lowe, (ii) our President, Pressley A. Ridgill, (iii) our CFO, Michael W. Shelton, and (iv) all other executive officers whose cash compensation exceeded $100,000 in the fiscal years indicated for services in all capacities.
SUMMARY COMPENSATION TABLE

								Change in
								Pension
							Non-Equity	Value and
							Incentive	Nonqualified
					Stock	Option	Plan	Deferred	All Other
Name and Principal Position	Year	Salary(1)		Bonus	Awards	Awards(2)	Compensation(3)	Compensation(4)	Compensation(6)	Total
Robert F. Lowe	2007	$352,308		$125,000	$—	$18,526	$—	$31,016	$222,616	$749,466
Chief Executive Officer	2006	320,846		—	—	28,182	—	157,405	214,347	720,780
	2005	307,000		—	—	—	107,018	155,681	242,082	811,781

Pressley A. Ridgill	2007	$137,000		$125,000	$—	$—	—	$58,315	$7,882	$328,197
President

Michael W. Shelton	2007	$77,083		$50,000	$—	$—	$—	$3,648	$3,083	$133,714
Chief Financial Officer

Monty J. Oliver	2007	$215,608		$50,000	$—	$8,417	$—	$74,815	$34,578	$383,418
Former Executive Vice	2006	200,692		—	—	14,989	—	107,170	9,206	332,057
President-Finance	2005	191,154		—	—	—	58,802	146,953	84,168	481,077

H. Franklin Sherron, Jr.	2007	$168,327	(5)	$—	$—	$8,417	$—	$(7,562)	$79,917	$249,099
Former President and Chief	2006	202,231		—	—	14,989	—	50,619	29,455	297,294
Operating Officer	2005	191,154		—	—	—	71,586	31,407	21,265	316,733

(1)
Actual base salary earned for the year. For Mr. Ridgill and Mr. Shelton amounts include only the salary paid by the Corporation after completion of the Merger (August 1, 2007 – December 31, 2007). Neither Mr. Ridgill nor Mr. Shelton were employed by the Corporation in 2006 or 2005. As such, no amounts are reported for those years.

(2)
The amounts reported represent the amounts expensed by the Corporation under SFAS 123(R). Starting on January 1, 2006, the Corporation became required to expense the estimated fair value of options granted over the vesting period. Since SFAS 123(R) applies to those fiscal years beginning January 1, 2006, no expense was reported during the fiscal year ended December 31, 2005. See “Stock Based Compensation” in Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for the assumptions used in the valuation.

(3)
Represents amounts earned under the Management Incentive Plan described above in the CD&A. Amounts reported for the fiscal year indicated represent amounts earned for that fiscal year but were paid in February of the following year.

(4)
Represents the aggregate change in the actuarial present value of the executive officer’s accumulated benefit under all defined benefit pension plans for the year. For Mr. Ridgill and Mr. Shelton the amounts include only amounts after completion of the Merger (August 1, 2007 – December 31, 2007). See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(5)	Represents amounts paid by the Corporation to Mr. Sherron for the period January 1, 2007 through September 30, 2007.

(6)	The amounts reported in “All Other Compensation” are comprised of the items listed in the following table:

		Life Insurance	Employer
Name and Principal Position	Year	Premiums(a)	401(k)Match(b)	Car Allowance	Consulting Fees

Robert F. Lowe(d)	2007	$199,648	$16,778	$6,190	$—
Chief Executive Officer	2006	198,157	10,000	6,190	—
	2005	227,356	9,000	5,726	—

Pressley A. Ridgill(d)	2007	$—	$1,632	$6,250	$—
President

Michael W. Shelton	2007	$—	$3,083	$—	$—
Chief Financial Officer

Monty J. Oliver	2007	$23,952	$9,205	$1,421	$—
Former Executive Vice	2006	—	7,785	1,421	—
President-Finance	2005	76,994	5,945	1,229	—

H. Franklin Sherron, Jr.	2007	$25,353	$8,749	$815	$45,000	(c)
Former President and Chief	2006	20,425	8,215	815	—
Operating Officer	2005	15,823	5,948	815	—

(a)
Represents premiums paid on insurance policies, as well as amounts paid to the named executive officer to cover income tax obligations on these premiums provided to Messrs. Lowe, Oliver and Sherron in order to attain certain retirement percentage levels as determined by the Board. Ownership of these policies progressively vests with the named executive officer until the age of 65 when they are fully owned by such officer; provided, however, that the named executive officer remains employed with the Corporation at that time.

(b)
The maximum match for highly compensated participants in the LSB Savings Plan was $9,000 for 2007, $6,600 for 2006, $6,150 for 2005. The differences in the amounts contributed by us to each executive officer’s plan account in excess of the maximum match were forfeited by each executive and applied to future plan contributions.

(c)	Represents amounts paid by the Corporation to Mr. Sherron pursuant to the Independent Contractor Agreement by and between Mr. Sherron and the Corporation.

(d)
Amounts reported for Mr. Lowe and Mr. Ridgill do not include compensation earned for services on the Board. See “Director Compensation” starting on page 31 for amounts earned by Mr. Lowe and Mr. Ridgill for their services on the Board.

Grants of Plan-Based Awards
     The following table shows certain information for those grants of plan-based awards that we made to Messrs. Lowe, Ridgill, Shelton, Oliver and Sherron during the fiscal year ended December 31, 2007.
GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-
		Equity Incentive Plan Awards
	Grant	Threshold	Target	Maximum
Name	Date	$	$	$

Robert F. Lowe(1)	—	NA	130,033	227,557

Pressley A. Ridgill(2)	—	NA	NA	NA

Michael W. Shelton(2)	—	NA	NA	NA

Monty J. Oliver(3)	—	NA	67,360	117,880

H. Franklin Sherron, Jr.(3)	—	NA	86,984	152,222

(1)
Represents the amount Mr. Lowe was eligible to receive under the Management Incentive Plan. Mr. Lowe received a bonus of $125,000 for the fiscal year ended December 31, 2007 in the discretion of the Board. This amount was paid on February 29, 2008.

(2)
Neither Mr. Shelton nor Mr. Ridgill were employed by the Corporation at the beginning of fiscal year 2007, and therefore were not included in the Management Incentive Plan. Mr. Ridgill and Mr. Shelton received bonuses of $125,000 and $50,000, respectively, in the discretion of the Board for the fiscal year ended December 31, 2007. These bonuses were paid on February 29, 2007.

(3)
Mr. Oliver retired effective December 31, 2007, and Mr. Sherron resigned effective September 30, 2007. As a result, neither Mr. Oliver nor Mr. Sherron received payments under the Management Incentive Plan for the fiscal year ended December 31, 2007. However, Mr. Oliver received a bonus of $50,000 for the fiscal year ended December 31, 2007 in the discretion of the Board.

     The references to “total compensation” discussed below for Messrs. Lowe, Ridgill, Shelton, Oliver and Sherron exclude the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

     The base salary paid to Mr. Lowe during 2007 reflects the base salary policies described above. The Committee believes that the base salary paid to Mr. Lowe gave fair consideration to his individual contributions and level of experience and was competitive with salaries paid to chief executive officers of banks of comparable size. Mr. Lowe’s base salary during 2007 reflected a 9.8% increase over his 2006 base salary. Mr. Lowe’s base salary represented 49% of the total compensation earned by Mr. Lowe for the fiscal year ended December 31, 2007. Mr. Lowe’s 2007 total compensation, which included his base salary and all other compensation, increased 27.5% in relation to his 2006 total compensation. The increase in Mr. Lowe’s 2007 total compensation is primarily due to $125,000 paid out under the Management Incentive Plan.
     The base salary paid to Mr. Ridgill during 2007 reflects the base salary policies established by the Compensation Committee of FNB. His base salary from January 1, 2007 through July 31, 2007 was paid by FNB and FNB Southeast. From August 1, 2007 through December 31, 2007, his base salary was paid by the Corporation and the Bank. The Committee believes that those policies were generally comparable with those of the Committee. The base salary paid to Mr. Ridgill was established by the Compensation Committee of FNB. The Committee has concluded that the base salary paid to Mr. Ridgill gave fair consideration to his individual contributions and level of experience and was competitive with salaries paid to presidents of banks of comparable size. On an annualized basis, Mr. Ridgill’s base salary during 2007 reflected a 20% increase over the base salary he received from FNB in 2006. Mr. Ridgill’s base salary from the Corporation and the Bank represented 50.7% of the total compensation earned by Mr. Ridgill for the period August 1, 2007 through December 31, 2007.
     The base salary paid to Mr. Shelton during 2007 reflects the base salary policies of the Compensation Committee of FNB. His base salary from January 1, 2007 through July 31, 2007 was paid by FNB and FNB Southeast. From August 1, 2007 through December 31, 2007, his base salary was paid by the Corporation and the Bank. The base salary paid to Mr. Shelton was established by the Compensation Committee of FNB. The Committee concluded that the base salary paid to Mr. Shelton gave fair consideration to his individual contributions and level of experience and was competitive with salaries paid to chief financial officers of banks of comparable size. On an annualized basis, Mr. Shelton’s base salary during 2007 reflected a 29.8% increase over the base salary that he received from FNB in 2006. Mr. Shelton’s base salary from the Corporation and the Bank represented 59.2% of the total compensation earned by Mr. Shelton for the period August 1, 2007 through December 31, 2007.
     The base salary paid to Mr. Oliver was recommended by Mr. Lowe to the Committee and approved by the Board. Mr. Oliver’s base salary during 2007 reflected a 7.4% increase over his 2006 base salary. Mr. Oliver’s base salary represented 69.9% of the total compensation earned by Mr. Oliver for the fiscal year ended December 31, 2007. The Committee believes that the base salary paid to Mr. Oliver gave fair consideration to his individual contributions and level of experience and was competitive with salaries paid to chief financial officers of banks of comparable size. Mr. Oliver’s 2007 total compensation, which included his base salary and all other compensation, increased 37.2% in relation to his 2006 total compensation. The increase in Mr. Oliver’s 2007 total compensation is primarily due to the bonus awarded to him in the amount of $50,000.
     The base salary paid to Mr. Sherron was recommended by Mr. Lowe to the Compensation Committee and approved by the Board. Mr. Sherron’s base salary during 2007 on an annualized basis reflected a 11% increase over his 2006 base salary. Mr. Sherron’s base salary represented 67.6% of the total compensation earned by Mr. Sherron for the fiscal year ended December 31, 2007. The Committee believes that the base salary paid to Mr. Sherron gave fair consideration to his individual contributions and level of experience and was competitive with salaries paid to executive officers of banks of comparable size. Mr. Sherron’s 2007 total compensation, which included his base salary and all other compensation, decreased 16.2% in relation to his 2006 total compensation. The decrease in Mr. Sherron’s 2007 total compensation is primarily due to his resignation as of September 30, 2007.
     For performance during 2007, we awarded bonuses in connection with the Merger totaling approximately $1,177,000 to 89 members of management and other employees who made significant contributions to the Merger and Bank Merger. Of this amount, nothing was paid to Mr. Sherron. Mr. Lowe and Mr. Ridgill each received bonuses of $125,000. Mr. Shelton and Mr. Oliver each received bonuses of $50,000.
     The Committee did not approve any grants of incentive stock options to purchase shares of our Common Stock to any of our employees or employees of the Bank during fiscal year 2007.

     Salary and bonus as listed in the Summary Compensation Table above for Messrs. Lowe, Ridgill, Shelton, Sherron and Oliver are included in total compensation to determine their level of benefits under the LSB Pension Plan or the FNB Pension Plan, as applicable, subject to certain limitations imposed by the Code. As of December 31, 2007, annual payments under the LSB Pension Plan would be based on final average compensation of approximately $362,000 for Mr. Lowe, $223,000 for Mr. Sherron and $216,000 for Mr. Oliver. Years of credited service for Messrs. Lowe, Sherron and Oliver are as follows: Mr. Lowe (37); Mr. Sherron (16); and Mr. Oliver (28). As of December 31, 2007, annual payments under the FNB Pension Plan would be based on final average compensation of approximately $289,000 for Mr. Ridgill and $139,000 for Mr. Shelton. Years of credited service for Messrs. Ridgill and Shelton are as follows: Mr. Ridgill (7) and Mr. Shelton (12).
     Salary and bonus as listed in the Summary Compensation Table above for Messrs. Lowe, Ridgill, Sherron and Oliver are included in total compensation to determine their level of benefits under the Supplemental Executive Retirement Plan and the Benefit Equivalency Plan, as applicable, subject to certain limitations imposed by the Code. Mr. Shelton was not a participant in the Supplemental Executive Retirement Plan or the Benefit Equivalency Plan. As of December 31, 2007, annual payments under the Supplemental Executive Retirement Plan would be based on final average compensation of approximately $373,000 for Mr. Lowe, $206,000 for Mr. Sherron and $223,000 for Mr. Oliver. Years of credited service for Messrs. Lowe, Sherron and Oliver are as follows: Mr. Lowe (38); Mr. Sherron (16); and Mr. Oliver (29). As of December 31, 2007, annual payments under the Benefit Equivalency Plan would be based on final average compensation of approximately $289,000 for Mr. Ridgill. Years of credited service for Mr. Ridgill is seven.
     For information on material terms of each executive officer’s employment agreement, see “Employment Agreements” starting on page 21 and “Potential Payments upon Termination or Change in Control” starting on page 29.
Outstanding Equity Awards at Fiscal Year-End
     The following table shows certain information for those outstanding equity awards at December 31, 2007.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised	Option
	Options		Options	Exercise	Option
	(#)		(#)	Price	Expiration
Name	Exercisable		Unexercisable	($)	Date

Robert F. Lowe	10,000	(1)	—	20.75	6/09/2008
	10,000	(2)	—	20.00	5/11/2009
	10,000	(3)	—	15.06	5/09/2010
	10,000	(4)	—	13.55	5/21/2011
	8,000	(5)	2,000	17.24	5/30/2012
	6,000	(6)	4,000	18.00	12/09/2013
	4,275	(7)	5,725	17.11	12/21/2014
	2,000	(8)	8,000	17.65	12/20/2015

Pressley A. Ridgill(9)	12,539		—	6.58	11/16/2010
	8,359		—	7.14	3/15/2011
	15,046		—	7.79	9/20/2011
	20,898		—	10.05	1/07/2013
	16,719		—	14.93	1/23/2014
	14,713		—	16.93	1/03/2015
	32,100		—	15.42	10/20/2015

Michael W. Shelton(9)	2,852		—	14.80	7/16/2008
	4,179		—	10.47	2/18/2009
	7,523		—	7.18	10/21/2009
	417		—	7.79	9/20/2011
	5,852		—	10.05	1/07/2013
	10,031		—	14.93	1/23/2014
	6,687		—	16.93	1/03/2015
	5,350		—	15.42	10/20/2015

Monty J. Oliver	5,000	(1)	—	20.75	6/09/2008
	5,000	(2)	—	20.00	5/11/2009
	5,000	(3)	—	15.63	5/09/2010
	5,000	(4)	—	13.55	5/21/2011
	4,000	(5)	1,000	17.24	5/30/2012
	4,000	(6)	1,000	18.00	12/09/2013
	2,000	(7)	3,000	17.11	12/21/2014
	1,000	(8)	4,000	17.65	12/20/2015

H. Franklin Sherron, Jr.	5,000	(1)	—	20.75	6/09/2008
	5,000	(2)	—	20.00	5/11/2009
	5,000	(3)	—	15.63	5/09/2010
	5,000	(4)	—	13.55	5/21/2011
	4,000	(5)	1,000	17.24	5/30/2012
	4,000	(6)	1,000	18.00	12/09/2013
	2,000	(7)	3,000	17.11	12/21/2014
	1,000	(8)	4,000	17.65	12/20/2015

(1)	Options granted on June 9, 1998, vesting 20% each year for 5 years, became fully vested on June 9, 2003.

(2)	Options granted on May 11, 1999, vesting 20% each year for 5 years, became fully vested on May 11, 2004.

(3)	Options granted on May 9, 2000, vesting 20% each year for 5 years, became fully vested on May 9, 2005.

(4)	Options granted on May 21, 2001, vesting 20% each year for 5 years, became fully vested on May 21, 2006.

(5)	Options granted on May 30, 2002, vesting 20% each year for 5 years, became fully vested on May 30, 2007.

(6)	Options granted on December 9, 2003, vesting 20% each year for 5 years, were 80% vested as of December 31, 2007.

(7)	Options granted on December 21, 2004, vesting 20% each year for 5 years, were 60% vested as of December 31, 2007.

(8)	Options granted on December 20, 2005, vesting 20% each year for 5 years, were 40% vested as of December 31, 2007.

(9)	Amounts and exercise prices have been adjusted to reflect the Merger. Any options that were not fully vested as of July 31, 2007 were accelerated and became fully vested as a result of the Merger.
Option Exercises and Stock Vested
     No options were exercised by or granted to Messrs. Lowe, Ridgill, Shelton, Oliver and Sherron during the fiscal year ended December 31, 2007.
Pension Benefits
     The following table shows, for the fiscal year ended December 31, 2007, the pension benefits paid or earned by Messrs. Lowe, Ridgill, Shelton, Oliver and Sherron.
PENSION BENEFITS TABLE

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit	Fiscal Year
Robert F. Lowe	LSB Pension Plan	37	$1,049,893	$—
	Supplemental Executive Retirement Plan	38	1,154,182	—

Pressley A. Ridgill	FNB Pension Plan	7	$177,283	$—
	Benefit Equivalency Plan	7	230,163	—

Michael W. Shelton	FNB Pension Plan	12	$189,320	$—

Monty J. Oliver	LSB Pension Plan	28	$939,769	$—
	Supplemental Executive Retirement Plan	29	—	—

H. Franklin Sherron, Jr.	LSB Pension Plan	16	$191,222	$—
	Supplemental Executive Retirement Plan	16	142,480	—

As to the LSB Pension Plan:
(1)
Eligibility Requirements: Prior to the freezing of the LSB Pension Plan, each employee became a participant on the Plan Entry Date on or next following the attainment of age 21 years and completion of one year of service.

(2)	The annual retirement benefit payable as a Life Annuity commencing at age 65 is calculated as follows:
•	0.9% of Final Average Compensation (“FAC”) multiplied by Years of Credited Service (“YES”) (max 40 years), plus

•
0.65% of FAC in excess of Covered Compensation multiplied by YES (max 35 years). FAC = average of the highest five consecutive Plan Years’ Compensation out of the last 10 Plan Years in which a YES was earned. Covered Compensation = the average of Social Security Taxable Wage Base for the 35-year period ending at the participant’s Social Security Retirement Age.

(3)
Credited Service: Service equals total Years of Service with the employer. Service prior to January 1, 1976 is based on a full Plan Year of Service. After January 1, 1976, a Year of Service is credited for each Plan Year in which an Employee works 1,000 hours.

(4)
Compensation included in the above formula includes the total compensation received by the participant for the prior Plan Year, including any amounts deferred under a qualified 401(k), 403(b), or 125 plan. Excluded are amounts for other fringe benefits, reimbursements for expenses, automobile allowances, taxable values of employer paid group term life insurance, and any other special forms of payment.

(5)
Early Retirement: Eligibility is contingent upon the attainment of age 55 and the completion of 10 Years of Credited Service. A participant may retire on the first day of any month following attainment of eligibility. The amount of the monthly Early Retirement Benefit is the participant’s Accrued Benefit reduced to reflect the early commencement of payments. The reduction is 1/180th for each of the first 60 months and 1/360th for each of the next 60 months by which the benefit commences prior to Normal Retirement Date. If the participant has at least 20 years of service, the early retirement reduction is 5% for each of the first 5 years and (approximately) 3% per year for each of the next 5 years by which the benefit commences prior to Normal Retirement Date. If the participant is at least age 60 with at least 25 Years of Credited Service at the early retirement date, the early retirement reduction is 4% per year prior to age 65. If the participant is at least age 62 with at least 30 Years of Credited Service, the early retirement reduction is zero.

(6)
The Pension Plan was frozen effective December 31, 2006, except for employees with at least 30 Years of Credited Service. Although Mr. Lowe has more than 30 years of service, he elected to be subject to the plan freeze. Under the freeze, the benefit for affected employees will not be subject to additional service or compensation increases after December 31, 2006. Mr. Oliver and Mr. Sherron were subject to the freeze prior to their retirement and resignation, respectively.

(7)
The Present Value of the Accumulated Benefit is based on the accrued benefit at December 31, 2007, and the actuarial assumptions used for financial statement reporting. At December 31, 2007, these assumptions included a discount rate of 6.25% and longevity based on the RP-2000 Combined Mortality Table.

(8)	Mr. Oliver retired December 31, 2007, his present value is based on the 50% Joint & Survivor benefit option that was elected. Mr. Sherron terminated September 30, 2007.
As to the Supplemental Executive Retirement Plan:
(1)	Eligibility Requirements: Participants are determined at the discretion of the Committee.

(2)	The annual retirement benefit payable is designed to provide 70% of the executive officer’s average compensation for the previous 5 consecutive years.

(3)
Compensation included in the above formula includes the total compensation received by the participant for the Plan Year, including any amounts deferred under a qualified 401(k), 403(b), or 125 plan. Excluded are amounts for other fringe benefits, reimbursements for expenses, automobile allowances, taxable values of employer paid group term life insurance, and any other special forms of payment.

(4)	The Present Value of the Accumulated Benefit is based on the accrued benefit at December 31, 2007, and the actuarial assumptions used for financial statement reporting.

(5)
Mr. Oliver was a participant in the Plan from July 1984 until July 2005, when he aged out of the Plan. Mr. Oliver is currently the sole owner of the life insurance policy that was used to fund the SERP.

As to the FNB Pension Plan:
(1)
Eligibility Requirements: Prior to the freezing of the FNB Pension Plan, each employee became a Participant on the Plan Entry Date on, or next, following the attainment of age 21 years and completion of 1 Year of Service.

(2)	The annual retirement benefit payable at age 65, and the 5-year anniversary of Plan participation is calculated as follows:
•	1.25% of Final Average Compensation (FAC) multiplies by Years of Credited Service prior to January 1, 2007, plus

•	1.00% of Final Average Compensation multiplied by Year of Credited Service after December 31, 2006, plus

•	0.65% of Final Average Compensation in excess of Covered compensation multiplied by years of Credited Service (maximum 35 years).
Covered compensation is the average of Social Security Taxable Wage Base for the 35-year period ending at the Participant’s Social Security retirement age.

(3)
Credited Service: Service equals total Years of Service with the employer. Service prior to January 1, 1976, is based on a full Plan Year of Service. After January 1, 1976, a Year of Service is credited for each Plan Year in which an Employee works 1,000 hours. For the Employees of the Draper Branch who were employed with NationsBank on March 15, 1996, Years of Service with NationsBank are considered for eligibility and vesting, but not for benefit accrual. For the Employees of the Black Diamond Division, Benefit Service will be credited from January 1, 2000 forward. Credit for service prior to January 1, 2000 will be given for vesting and eligibility purposes only.

(4)
Compensation included in the above formula includes the total compensation received by the participant for the prior calendar year, including bonuses, overtime and commissions and any amounts deferred under a qualified 401(k), 403(b) or 125 Plan. Excluded are the amounts for other fringe benefits, moving expenses, automobile allowances, taxable values of employer-paid group term life insurance, and any other special forms of payment.

(5)
Early Retirement: Eligibility is contingent upon the attainment of age 55 and the completion of 10 years of Vesting Service or the attainment of age 60 with completions of 5 Years of Service. A Participant may retire on the first day of any month following attainment of eligibility. The amount of the monthly early retirement benefit is the Participant’s Accrued Benefit reduced to reflect the early commencement of payments. The reduction is 1/180 for each of the first 60 months and 1/360 for each of the next 60 months by which the benefit commences prior to Normal Retirement Date.

(6)	The Pension Plan was frozen effective July 15, 2007 for all participants other than those who were age 55 or older and had ten years of service as of the freeze date.
As to the FNB Benefit Equivalency Plan:
(1)	Eligibility Requirements: Any individual or group (class) of Employees who is/are members of Senior Management and have been deemed to participate by the Board or its Compensation Committee.

(2)	The amount of annual retirement benefit payable according to the normal form of payment chosen is calculated as follows:
•	3.25% of Final Average Compensation (FAC), multiplied by years of Credited Service prior to January 1, 2007, plus

•	3.00% of FAC multiplied by Year of Credited service ager January 1, 2007 (maximum of 65%), less

•	Benefit form FNB Financial Services Corporation Employees’ Pension Plan, less

•	50% of Social Security Benefit
(3)
Compensation included in the above formula includes the total compensation received by the Participant for the prior Plan Year, including bonuses, overtime and commissions and any amount deferred under a qualified 401(k), 403(b) or 125 Plan. Excluded are amounts for other fringe benefits, reimbursements for expenses, automobile allowances, taxable values of Employer paid group term life insurance, and any other special forms of payments.

Nonqualified Deferred Compensation
     The following table shows, for the fiscal year ended December 31, 2007, the nonqualified deferred compensation paid to Mr. Ridgill. Mr. Lowe, Mr. Shelton, Mr. Oliver and Mr. Sherron did not elect to defer any portion of their compensation during the fiscal year ended December 31, 2007.
NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	In Last FY	In Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

Robert F. Lowe	NA	NA	NA	NA	NA
Pressley A. Ridgill(1)	24,625	—	3,783	—	188,218
Michael W. Shelton	NA	NA	NA	NA	NA
Monty J. Oliver	NA	NA	NA	NA	NA
H. Franklin Sherron, Jr.	NA	NA	NA	NA	NA

(1)
Includes $12,375 of compensation for Mr. Ridgill’s service as President, which is included in the amount reported as base salary for Mr. Ridgill in the table above under the heading “Summary Compensation Table”. Also includes $12,250 of compensation for Mr. Ridgill’s service as a member of the Board, which is included as fees earned in the table below under the heading “Director Compensation”.

Potential Payments upon Termination or Change in Control
     Under the Employment Agreement for Mr. Lowe discussed above, if his employment terminates due to his disability, death, voluntary termination or termination by the Corporation for “cause” (as defined in that Agreement) or for any other reason that does not constitute a “Covered Termination” (discussed below), Mr. Lowe is entitled to receive his annual base salary and vested rights to fringe benefits for the period prior to his termination of employment. If Mr. Lowe’s employment is terminated in a way that constitutes a “Covered Termination”, he is entitled to receive his base salary and vested rights to fringe benefits for the period prior to such termination and monthly severance payments for three years.
     The monthly severance payment equals 1/12th of Mr. Lowe’s then annual base salary plus 1/12th of the amount of any bonuses or other taxable cash compensation other than annual base salary which was awarded to him during the calendar year prior to his termination of employment. In addition, during the period when he is receiving severance, the Corporation generally must reimburse him for the costs of his and his dependents’ premiums to maintain continuation coverage under the Corporation’s group health plans. The Corporation’s obligation to make these severance payments is conditioned on Mr. Lowe’s compliance with a noncompete agreement. If the severance payments would result in Mr. Lowe being subject to a Section 4999 excise tax under the Code, the severance payments are automatically reduced to $1.00 less than three times his “base amount” (as defined in Code Section 208G(b)(3)) but only if he would be economically better off, on an after-tax basis, by such reduction. In addition, if the amounts to be paid to Mr. Lowe would cause him to receive a payment in violation of 12 C.F.R. §359 then, after seeking the approval of the Federal Deposit Insurance Corporation to nonetheless pay such amounts, if such approval is not forthcoming, such amounts will be limited so that no violation of the regulation will occur.
     Generally, a “Covered Termination” is defined as the following: any termination by us without cause and without an offer of comparable employment with a successor employer or affiliated employer (as defined in that Agreement), or any voluntary termination by Mr. Lowe for “good reason” (as defined in that Agreement) within six months after the occurrence of the event (or the last in a series of events) constituting the good reason, or Mr. Lowe terminates his employment if the Corporation or its Board, without Mr. Lowe’s written consent, violates or takes direct action or inaction that would violate the Corporation’s code of ethics as in effect immediately prior to a change in control of the Corporation (as defined in that Agreement). Mr. Sherron and Mr. Oliver were parties to similar Employment Agreements prior to the cessation of their employment.
     In 2007, if a Covered Termination event occurred that was not the result of a change in control, then Mr. Lowe would have been entitled to receive total compensation of approximately $1.697 million, Mr. Oliver would have been entitled to receive total compensation of approximately $458,000 and Mr. Sherron would have been entitled to receive total compensation of approximately $501,000. However, if a Covered Termination event occurred as a result of a change in control, then Mr. Lowe would have been entitled to receive total compensation of approximately $1.697 million, Mr. Oliver would have been entitled to receive total compensation of approximately $685,000 and Mr. Sherron would have been entitled to receive total compensation of approximately $750,000. All amounts are calculated based on each named executive officer’s 2006 total compensation as shown in the Summary Compensation Table, excluding the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column and the amount of 2006 health insurance premiums.
     Mr. Ridgill’s Employment Agreement provides that upon (i) termination of employment by FNB or FNB Bank within one year after a “change in control” (as defined in that Agreement) (ii) Mr. Ridgill’s required relocation to a location other than FNB’s executive offices in Greensboro, North Carolina, or (iii) a reduction in Mr. Ridgill’s duties, responsibilities, prerogatives and authority under the agreement, he would be entitled to receive the sum of all accrued obligations, an amount equal to 2.99 times his salary, an amount equal to his cash bonus for the last completed fiscal year prorated for the number of days remaining in the fiscal year after his termination, and continued participation in all benefit plans and fringe benefits, except qualified plans, for a period of time equal to the lesser of the remainder of his employment period or until he becomes re-employed. Upon termination after a “change in control,” all stock options granted to Mr. Ridgill (subject to certain conditions in cases of recent grants) and all benefits under non-qualified benefit plans would vest immediately. In the event Mr. Ridgill’s employment was terminated by FNB or FNB Southeast other than for “cause,” death or disability, the Employment Agreement provides for payment of (a) an amount equal to his salary through the date of termination, (b) payment of all accrued obligations, (c) an amount equal to the product of the number of days remaining in the employment period and Mr. Ridgill’s base salary divided by 365 and (d) provision of benefits to Mr. Ridgill and his family for the remaining employment period or longer period as may be provided by any particular benefit plan or until Mr. Ridgill becomes re-employed. The Corporation and the Bank have succeeded to the responsibilities of FNB and FNB Southeast under this Employment Agreement.

     Mr. Shelton’s Employment Agreement provides that in the event that the Corporation terminates his employment Without Cause (as defined in that Agreement), or he terminates his employment for Good Reason (as defined in that Agreement), in any such case at the time of or within one year after a “change of control” (as defined in that Agreement), he shall be entitled to receive the following payments and benefits: (i) the Corporation shall pay him the aggregate of the following amounts: (A) the sum of his accrued obligations; (B) the greater of his base salary, divided by 365 and multiplied by the number of days remaining in the employment period; or an amount equal to 2.99 times his base salary; and (C) the product of his aggregate cash bonus for the last completed fiscal year, and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365; (ii) for the number of days remaining in the employment period from and after the change of control termination date, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Corporation shall continue benefits to him and/or his family at least equal to those which would have been provided to them in accordance with applicable benefit plans if his employment had not been terminated; provided, however, that if Mr. Shelton becomes reemployed with another employer and is eligible to receive substantially the same benefits under the other employer’s plans as he would receive under the benefit plans, the benefits provided by the Corporation shall be secondary to those provided under such other plans during such applicable period of eligibility; and (iii) all options previously granted to Mr. Shelton that are unvested as of the change of control termination date shall be deemed vested, fully exercisable and non-forfeitable as of the change of control termination date (provided, however, that options granted less than six months before the change of control termination date shall not be exercisable until the first day subsequent to the six months following their dates of grant) and all previously granted options that are vested, but unexercised, on the change of control termination date shall remain exercisable, in each case for the period during which they would have been exercisable absent the termination of his employment, except as otherwise specifically provided by the Code; and (iv) his benefits under all benefit plans that are non-qualified plans shall be 100% vested, regardless of his age or years of service, as of the change of control termination date.
     In 2007, if a “change in control” event had occurred (the Merger constituted a “change in control” for Mr. Ridgill under his Agreement but he waived his right to receive payments under that Agreement), Mr. Ridgill would have been entitled to receive total compensation of approximately $1,022,000 and Mr. Shelton would have been entitled to receive total compensation of approximately $603,000. All amounts are calculated based on each named executive officer’s 2006 total compensation as shown in the Summary Compensation Table, excluding the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings”.
Director Compensation
     The following table shows, for the fiscal year indicated, the cash compensation paid by us, as well as certain other compensation paid or accrued for the year, to directors.

DIRECTOR COMPENSATION TABLE

	Fees Earned
	or Paid in	Option	All Other
	Cash	Awards	Compensation		Total
	($)	($)	($)		($)
Michael S. Albert	$33,167	—	$4,300	[1]	$37,467
Leonard H. Beck[2]	$10,021	—	$4,300	[1]	$14,321
Gary G. Blosser[7]	$16,250	—	$40,000	[8]	$56,250
J. David Branch	$19,167	—	$4,300	[1]	$23,467
C. Arnold Britt[7]	$13,250	—	$115,000	[8]	$128,250
Robert C. Clark	$17,667	—	$4,300	[1]	$21,967
Alex A. Diffey, Jr.[7]	$16,250	—	$10,000	[8]	$26,250
Barry Z. Dodson[7]	$22,750	—	$55,000	[8]	$77,750
Samuel R. Harris[3]	$12,783	—	$4,300	[1]	$17,083
Walter A. Hill, Sr.[4]	$11,492	—	$4,300	[1]	$15,792
Joseph H. Kinnarney[7]	$21,750	—	$100,000	[8]	$121,750
Robert F. Lowe	$23,667	—	$4,300	[1]	$27,967
Robert V. Perkins[7]	$14,750	—	$15,000	[8]	$29,750
Pressley A. Ridgill[7]	$13,250	—	$15,000	[8]	$28,250
Mary E. Rittling	$20,167	—	$4,300	[1]	$24,467
David A. Smith[5]	$17,292	—	$4,300	[1]	$21,592
Robert B. Smith, Jr.[6]	$16,750	—	$4,300	[1]	$21,050
Burr W. Sullivan	$25,067	—	$4,300	[1]	$29,367
E. Reid Teague[7]	$12,250	—	$30,000	[8]	$42,250
John W. Thomas III	$25,667	—	$4,300	[1]	$29,967
Elizabeth S. Ward[7]	$15,250	—	$5,000	[8]	$20,250
John F. Watts	$23,167	—	$4,300	[1]	$27,467
G. Alfred Webster	$19,917	—	$4,300	[1]	$24,217
Kenan C. Wright[7]	$15,750	—	$90,000	[8]	$105,750
Julius S. Young, Jr.	$23,367	—	$4,300	[1]	$27,667

[1]
Amount listed represents (a) $2,500 for annual retainer fee and (b) $1,800 for one-half of the regular monthly meeting fees for the seven-month period ended July 31, 2007 paid to the directors in our Common Stock.

[2]
Amount listed for Mr. Beck includes a first installment of $5,854.15 that was paid in 2007 as a director’s severance in connection with Mr. Beck’s resignation from the Board. The total director’s severance awarded to Mr. Beck was $10,537.50. Mr. Beck resigned effective upon the completion of the Merger.

[3]
Amount listed for Mr. Harris includes a first installment of $7,416.65 that was paid in 2007 as a director’s severance in connection with Mr. Harris’ resignation from the Board. The total director’s severance awarded to Mr. Harris was $84,550.00. Mr. Harris resigned effective upon the completion of the Merger.

[4]
Amount listed for Mr. Hill includes a first installment of $6,875 that was paid in 2007 as a director’s severance in connection with Mr. Hill’s resignation from the Board. The total director’s severance awarded to Mr. Hill was $45,375. Mr. Hill resigned effective upon the completion of the Merger.

[5]
Amount listed for Mr. David A. Smith includes a first installment of $8,875 that was paid in 2007 as a director’s severance in connection with Mr. David A. Smith’s resignation from the Board. The total director’s severance awarded to Mr. David A. Smith was $15,975. Mr. David A. Smith resigned effective upon the completion of the Merger.

[6]
Amount listed for Mr. Robert B. Smith, Jr. includes a first installment of $8,333.35 that was paid in 2007 as a director’s severance in connection with Mr. Robert B. Smith, Jr.’s resignation from the Board. The total director’s severance awarded to Mr. Robert B. Smith, Jr. was $35,000. Mr. Robert B. Smith, Jr. resigned effective upon the completion of the Merger.

[7]	Represents amounts paid by the Corporation to former FNB directors for the period August 1, 2007 through December 31, 2007.

[8]
In late July 2007, the FNB Board determined to accrue and fund the liability for the FNB Deferred Director Compensation as part of the merger process. The following table sets forth the number of years of service and the annual retirement benefit that accrued and funded for each FNB director for services of such director on the FNB Board.

				Total
		Total	Annual	Calculated
	Date	Years	Retirement	Retirement
Name of Director	Service Began	Service	Benefit	Benefit
Pressley A. Ridgill	May-05	3	$5,000	$15,000
Robert V. Perkins	May-05	3	$5,000	$15,000
E. Reid Teague	May-02	6	$5,000	$30,000
Elizabeth S. Ward	July-07	1	$5,000	$5,000
Gary G. Blosser	Sep-99	8	$5,000	$40,000
Joseph H. Kinnarney	Apr-88	20	$5,000	$100,000
Kenan C. Wright	Apr-90	18	$5,000	$90,000
Alex A. Diffey, Jr.	May-06	2	$5,000	$10,000
C. Arnold Britt	Apr-85	23	$5,000	$115,000
Barry Z. Dodson	Apr-97	11	$5,000	$55,000

Directors’ Fees and Practices Pre-Merger
     At its meeting on December 19, 2006, and upon the recommendation of the Committee, the Board approved a restated director compensation schedule for 2007. Pursuant to this schedule, each member of the Board received the following director fees and other compensation for the period January 1, 2007 through July 31, 2007.
•	$300 in cash for each regular monthly meeting of the Board that the director attends, paid at the time of the meeting;

•
$300 for each regular monthly meeting of the Board scheduled for the year, converted into shares of our Common Stock based on the shares’ then-current fair market value (the “Board Stock Fees”). The total number of shares is determined in the first quarter, and the shares are delivered to directors at that time. If the director’s service on the Board terminates for any reason prior to the payment, the Board Stock Fee is prorated based on the number of regular monthly Board meetings attended during the year. For a director scheduled to retire during the year, the Board Stock Fee is prorated based on the number of regular monthly Board meetings prior to the scheduled retirement date. For a new director, the Board Stock Fee is prorated based on the number of regular monthly Board meetings remaining in the year and is paid as soon as practicable after the director’s election or appointment;

•
$5,000 annual retainer, converted into shares of our Common Stock based on the shares’ then-current fair market value (the “Board Retainer Fee”). The number of shares is determined in the first quarter and the shares are delivered to the director at that time. If the director’s service on the Board terminates for any reason prior to the payment, the Board Retainer Fee is prorated based on the number of regular monthly Board meetings attended during the year. For a director scheduled to retire during the year, the Board Retainer Fee is prorated based on the number of regular monthly Board meetings prior to the scheduled retirement date. For a new director, the Board Retainer Fee is prorated based on the number of full months remaining in the year after he assumes office, and is paid as soon as practicable thereafter;

•	$600 in cash for each special meeting of the Board that the director attends, paid at the time of the meeting;

•	For each non-employee director serving as the chair of a standing committee of the Board, $1,000 annual retainer, paid in the first quarter in cash;

•	For each non-employee director serving on standing committees of the Board, $250 in cash for each meeting the committee member attends, paid at the time of the meeting; and

•	$600 in cash for each special meeting of the Bank Board that the director attends, paid at the time of the meeting.
     The following compensation practices were also followed prior to August 1, 2007. The Comprehensive Benefit Plan authorizes the Committee to give directors the right to defer payment of all or part of their compensation. Pursuant to this authority, on December 29, 2004, the Committee approved a form of Director Fee Deferral Agreement, a copy of which was filed with the SEC on December 29, 2004 as an exhibit to a Current Report on Form 8-K (the “Director Fee Deferral Agreement”). On December 20, 2005, the Committee determined that the form of Director Fee Deferral Agreement should be amended to address issues arising under the new federal income tax laws governing deferred compensation and approved an amended and restated form of Director Fee Deferral Agreement, a copy of which was filed with the SEC on December 23, 2005 as an exhibit to a Current Report on Form 8-K (the “Restated Director Fee Deferral Agreement”).
     By entering into a Director Fee Deferral Agreement or a Restated Director Fee Deferral Agreement, the director could elect to have all of his or her Board Stock Fees and Board Retainer Fees deferred. Under the Director Fee Deferral Agreements and the Restated Director Fee Deferral Agreements (collectively the “Deferral Agreements”), we have created a bookkeeping account for the director and prior to August 1, 2007 we credited this account with a number of units of our Common Stock (the “deferred stock units”) based on the amounts deferred and the shares’ then current fair market value. The number of deferred stock units credited to the director’s bookkeeping account is increased periodically to reflect the payment and reinvestment of dividends on our Common Stock. The Corporation has only an unsecured contractual commitment to pay the amounts due under the Deferral Agreements.
     Prior to August 1, 2007, we maintained a “grantor” trust and made contributions to this trust which may be used to pay future benefits under the Deferral Agreements. The Bank’s Trust Division serves as trustee of the trust, and in that capacity the Bank used amounts contributed to the trust to purchase shares of Common Stock. The trust has purchased shares on the open market in an amount equivalent to the benefits that accrue under the Deferral Agreements. The assets of this trust are subject to the claims of our general creditors in the event of our insolvency.
     The Deferral Agreements provide that the director’s account is paid in a single sum in the year following the year of the director’s separation from the Board or at the director’s election in installments over five years. Under each arrangement a director may elect to receive installment payments only if the director is entitled to receive at least 1,000 shares. A director’s ability to elect installment payments under the Deferral Agreements is limited to comply with Section 409A of the Code. For instance, a director who elects to receive installment payments of his or her deferred compensation generally may not receive his or her first installment payment until at least five years after the date that the benefits would have otherwise been payable. When benefits are due under the Deferral Agreements, we instruct the trustee of the trust to pay such benefits to the director, in the form of our Common Stock.
     Under the Comprehensive Benefit Plan and/or the FNB Incentive Plan, the Committee has the flexibility to grant to directors non-qualified options, stock appreciation rights, restricted stock, restricted stock units, performance units, deferred stock and any other kind of stock-based award the Committee finds to be consistent with the purpose of the Comprehensive Benefit Plan. Pursuant to this authority, on December 21, 2004, the Committee recommended, and the Board approved, a form Director Option Grant Agreement, a copy of which was filed with the SEC on December 23, 2004 as an exhibit to a Current Report on Form 8-K (the “Director Option Grant Agreement”). Under the terms of the form Director Option Grant Agreement, the exercise price per share of our Common Stock for each option is the fair market value of our Common Stock on the date of grant. On December 21, 2004, the Board granted to each non-management director a ten-year option to purchase 1,250 shares of our Common Stock pursuant to the terms and conditions of the form Director Option Grant Agreement.
     On December 20, 2005, the Committee approved a form of Stock Appreciation Rights Award Agreement for directors, a copy of which was filed with the SEC on December 23, 2005 as an exhibit to a Current Report on Form 8-K (the “Stock Appreciation Rights Award Agreement”). On the same date, the Committee awarded 1,000 stock appreciation rights to each non-employee director pursuant to the terms and conditions of the form Stock Appreciation Rights Award Agreement. Each stock appreciation right generally remains exercisable for five years. Each stock appreciation right entitles the grantee to receive, upon exercise, shares of our Common Stock with a fair market value equal to the excess, if any, of (a) the fair market value of one share of our Common Stock on the date of exercise over (b) the fair market value of one share of our Common Stock on the date of grant. The Committee did not grant stock options or award stock appreciation rights for directors in 2007.
Directors’ Fees and Practices Post-Merger
     The above-described Director Compensation Schedule and practices were discontinued upon the effectiveness of the Merger and the Board adopted a new Director Compensation Schedule based on the Director Compensation Schedule previously used by FNB.
     Under the new Director Compensation Schedule, each director (including Mr. Lowe and Mr. Ridgill), other than the lead independent director, receives an annual Board retainer fee of $15,000. The retainer fee is paid quarterly at the beginning of each quarter. The Board retainer fee was first paid for the period beginning August 1, 2007. Mr. Dodson, the lead independent director, receives a Board retainer fee of two times the annual Board retainer fee (or $30,000). In addition, each director, other than the lead independent director, the Chairman, and each Chairman of a Board committee, receives $1,000 for each meeting of the Board attended, paid monthly, and $500 for each attended meeting of a Board committee of which he or she is a member, including meetings of committees of the Board of the Bank. Mr. Dodson receives attendance fees of 1.5 times the standard Board meeting fee and committee fees (or $1,500 and $750, respectively). The Chairman of the Board receives $2,000 per meeting attended and each Chairman of a Board committee receives $1,000 per attended meeting for which he or she is a member.
     The Board also determined to freeze the Corporation’s deferred director compensation arrangements employed prior to August 1, 2007. Previously deferred director compensation held under the Deferral Agreements will be distributed to directors as and when provided in the applicable Deferral Agreements. Following the Merger, the Board elected to continue the FNB Financial Services Corporation Non-Qualified Deferred Compensation Plan for Directors and Senior Management (the “Non-Qualified Plan”) and to permit directors to elect to defer all Board retainers and fees received by them under the Director Compensation Schedule which became effective on August 1, 2007.
     Under the Non-Qualified Plan, deferred director compensation of each director who elects to participate in the Non-Qualified Plan is paid to a trust and credited to an account for that director. The director may direct the trustee to invest deferred amounts, and earnings thereon, in specific mutual funds and/or shares of our Common Stock. The amount credited to a director’s account generally is to be paid to that director upon his or her death, disability or retirement at age 70, a change of control (as defined) of the Corporation; or, upon the director’s cessation of service as a director prior to age 70 (in which case the director may receive the payment in a lump sum or over a number of previously elected years).
     There are five former LSB directors who currently serve as Director Emeritus. These directors are entitled to receive compensation from the Corporation until their death. The total amount of compensation paid to these directors during the fiscal year ended December 31, 2007 was approximately $53,390.
     There are six former FNB directors who retired from the FNB Board and who currently serve as Director Emeritus. During 2007, each of these directors received a payment of $750 for each of the five meetings of the Board held after the Merger (an aggregate of $3,750). In addition, four former FNB directors received payments totaling approximately $34,700 out of a deferred compensation plan during 2007.
Equity Compensation Plan Information
     The following table sets forth certain information regarding outstanding options and shares for future issuance under equity compensation plans as of December 31, 2007. Individual equity compensation arrangements are aggregated and included within this table. This table excludes any plan, contract or arrangement that provides for the issuance of options, warrants or other rights that are given to our shareholders on a pro rata basis and any employee benefit plan that is intended to meet the qualification requirements of Section 401(a) of the Code.

	Number of Shares
	to be Issued	Weighted-Average
	Upon Exercise of	Exercise Price of	Number of Shares
	Outstanding Options,	Outstanding Options,	Remaining Available for
Plan Category	Warrants and Rights(1)	Warrants and Rights	Future Issuance
Equity Compensation Plans Approved by Shareholders	1,394,517	$14.84	1,343,609
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	1,394,517	$14.84	1,343,609

(1) Amounts remaining from equity compensation plans of FNB	829,467	$13.00	515,750

Shareholder Return Performance Presentation
     The following chart and table illustrate the cumulative total shareholder return on our Common Stock over the five-year period ended December 31, 2007 and the cumulative total return over the same period of the S&P 500 Index (U.S.) and The Carson Medlin Company Independent Bank Index1 of 27 independent community banks located in eight southeastern states. The table assumes $100 originally invested on December 31, 2002 and that all subsequent dividends were reinvested in additional shares.

NEWBRIDGE BANCORP
Comparison of Cumulative Total Shareholder Return
Years Ended December 31

	2002	2003	2004	2005	2006	2007
NewBridge Bancorp	100	111	112	122	122	82

The Carson Medlin Company’s Independent Bank Index[1]	100	137	156	167	194	147

S&P500 Index	100	129	143	150	173	183

[1]
The Carson Medlin Company’s Independent Bank Index is the compilation of the total return to shareholders over the past five years of a group of 27 independent community banks located in the southeastern states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia. The total five year return was calculated for each of the banks in the peer group taking into consideration changes in stock price, cash dividends, stock dividends and stock splits since December 31, 2002. The individual results were then weighted by the market capitalization of each bank relative to the entire peer group. The total return approach and the weighting based upon market capitalization is consistent with the preparation of the Nasdaq total return index.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS
OUR REGISTERED INDEPENDENT ACCOUNTING FIRM FOR 2008
     Grant Thornton, our registered independent public accounting firm for the fiscal year ended December 31, 2007, has been appointed by the Audit Committee as our registered independent public accounting firm for the fiscal year ending December 31, 2008, and you are being asked to ratify this appointment. Fees charged by this firm are at rates and upon terms that are customarily charged by other registered independent public accounting firms. A representative of the firm will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.
     In connection with the Merger, on September 17, 2007, we advised Turlington and Company, L.L.P. (“Turlington”), our registered independent accounting firm for the fiscal year ended December 31, 2006, that it was dismissed as our registered independent public accounting firm. Turlington’s reports on our financial statements for the fiscal years ended December 31, 2006 and 2005, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended and approved by the Audit Committee. During fiscal years ended December 31, 2006 and December 31, 2005 and through the period ended September 17, 2007, there were no disagreements with Turlington on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures which disagreements, if not resolved to Turlington’s satisfaction, would have caused Turlington to make reference thereto in their reports on the financial statements for such periods.
     In addition, on September 17, 2007, we appointed Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2007. We have not consulted with Grant Thornton during the fiscal years ended December 31, 2006 and 2005, nor during any subsequent interim period preceding such appointment, on the application of accounting principles to a specific contemplated or completed transaction, the type of audit opinion that might be rendered on our consolidated financial statements, or any matter that was the subject of a “disagreement” or a “reportable event” as such terms are described in Item 304(a)(1)(iv) and (v) of Regulation S-K.
Audit Fees Paid to Independent Auditors
     The following table represents the approximate fees for professional services rendered by Grant Thornton and Turlington for the audit of our annual financial statements and review of our financial statements included in our

Forms 10-Q for the fiscal years ended December 31, 2007 and 2006 and fees billed for audit-related services, tax services and all other services rendered, for each of such years.

	Year Ended December 31,
	2007	2006
Audit Fees[1]	$140,305	$104,565

Audit-Related Fees[2]	$36,000	$35,000

Tax Fees[3]	$15,000	$13,000

All Other Fees[4]	$125,531	$56,788

[1]	Of the 2007 amount, $122,500 was paid to Grant Thornton and $17,805 was paid to Turlington.

[2]
Represents amounts paid for the audits of our Pension Plans and 401(k) Plan as well as for performing various services in connection with Federal Home Loan Bank procedures. All amounts for 2006 and 2007 were paid to Turlington.

[3]	Represents amounts paid for assistance in the preparation of our various federal, state and local tax returns. All amounts for 2006 and 2007 were paid to Turlington.

[4]
Represents amounts paid for assistance with our financial statement preparation, management incentive plan computations, consultation on option expensing issues, attendance at various meetings, merger-related fees and other miscellaneous assistance. All amounts for 2006 and 2007 were paid to Turlington.

     All audit related services, tax services and other services giving rise to the fees listed under “Audit-Related Fees”, “Tax Fees” and “All Other Fees” in the table above were pre-approved by the Audit Committee, which concluded that the provision of such services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Charter provides for pre-approval of all audit and non-audit services to be provided by our independent auditors. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF
GRANT THORNTON LLP AS OUR REGISTERED INDEPENDENT ACCOUNTING PUBLIC FIRM
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008
SHAREHOLDER PROPOSALS
     If a shareholder desires to submit a proposal for possible inclusion in the proxy statement and form of proxy for our 2009 Annual Meeting of Shareholders, the proposal must be received by the Secretary of the Corporation at 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410, by December 1, 2008.
     As to each matter related to the election of directors, the notice must contain (1) the name, age, business address, residence address (if known), social security number (if known) and telephone number of each nominee; (2) the principal occupation or employment of each nominee; (3) the nominee’s qualifications to serve as director; (4) an executed written consent of the nominee to serve as director if so elected; (5) the number and class of shares of stock beneficially owned by each nominee; (6) the name and record address of the shareholder making the nomination; (7) the number, class and series of shares of the Corporation’s stock owned of record and beneficially by the shareholder making the nomination; (8) a representation that the shareholder intends to appear in person or by proxy at the next Annual Meeting of Shareholders to nominate the nominees; (9) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination(s) are made by the shareholder; and (10) any material interest of the shareholder in the proposed nomination. If a shareholder provides this notice to us by December 1, 2008, includes the information described in this paragraph in his or her notice and complies with applicable federal or state law related to shareholder nominations for director, the Corporate Governance and Nominating Committee will consider such nominee in the same manner as it considers all nominees for directors and recommends such nominees to the Board, as more particularly described in the section above titled, “Selection of Nominees for the Board.”

     As to each matter other than the election of directors, the notice must contain (1) a brief description of the business desired to be brought before the 2009 Annual Meeting and the reasons for addressing it at the 2009 Annual Meeting; (2) the name and record address of the shareholder proposing such business; (3) the number of shares of Common Stock owned of record and beneficially by such shareholder; and (4) any material interest of the shareholder in such business. If a shareholder provides such notice by December 1, 2008, includes the information described in this paragraph in his or her notice and complies with applicable federal and state law related to shareholder proposals of business to be brought before annual meetings, then he or she may properly bring such business before the 2009 Annual Meeting of Shareholders.
OTHER MATTERS
     The Board knows of no other matters intended to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
     A copy of our annual report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, excluding certain exhibits, is being delivered to shareholders together with this proxy statement. The complete annual report on Form 10-K may also be obtained by shareholders without charge by written request addressed to Robin Huneycutt, Secretary, 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410, or may be accessed on the Internet at www.newbridgebank.com.
NewBridge Bancorp
April 7, 2008

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors to serve until the 2009 Annual Meeting.

	For	Withhold		For	Withhold		For	Withhold
01 - Gary G. Blosser	☐	☐	02 - Burr W. Sullivan	☐	☐	03 - John F. Watts	☐	☐
04 - Kenan C. Wright	☐	☐

		For	Against	Abstain
2.	Proposal to ratify the selection of Grant Thornton LLP, as the registered independent public accounting firm, for the year ending December 31, 2008	☐	☐	☐
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please be sure to sign and date this Proxy. Please sign exactly as your name(s) appear(s) above. When shares are held by joint owners, both should sign. When signing as an executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — NewBridge Bancorp

1501 HIGHWOODS BLVD., GREENSBORO, NORTH CAROLINA 27410
This Proxy is solicited on behalf of the Board of Directors.
The undersigned hereby appoints Michael S. Albert and Barry Z. Dodson, and each of them, as proxies (and if the undersigned is a proxy, as substitute proxies), with power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse, all the shares of NewBridge Bancorp held of record by the undersigned at the close of business on March 18, 2008 at the Annual Meeting of Shareholders to be held on May 13, 2008 at 10:00 A.M. Eastern Daylight Saving Time, at the Joseph S. Koury Convention Center, the Colony Room, and at any adjournments thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for all Proposals and for all nominees for Director.
The shares represented by the accompanying proxy card will be voted at the Annual Meeting if the proxy card is properly signed, dated and received by Computershare, Bancorp’s transfer agent, prior to the time of the meeting. If a shareholder is a participant in the NewBridge Bancorp Direct Stock Purchase Plan or a participant in the NewBridge Bancorp Employees’ 401(k) Plan (the “Bank Savings Plan”), the proxy represents the number of shares of Common Stock in the shareholder’s Direct Stock Purchase Plan account, the number of shares of Common Stock in the shareholder’s account under the Bank Savings Plan and the number of shares of Common Stock held of record directly by the shareholder. Shares allocated to participant accounts in the Bank Savings Plan will be voted by the trustee of the Bank Savings Plan in accordance with the instructions received from participants who timely return their proxy cards to Computershare or timely indicate their voting instructions pursuant to the Internet or telephone voting procedures. Shares of Common Stock held under the Bank Savings Plan for which no voting instructions are received will be voted by the trustee in the same proportion as the shares held under that plan for which voting instructions are received. Shareholders’ voting instructions will be held in strict confidence.
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.